CREDIT AGREEMENT
dated as of December 11, 2024
among
UNITED HOMES GROUP, INC.,
as Holdings
GREAT SOUTHERN HOMES, INC.,
as the Borrower,

THE SEVERAL LENDERS FROM TIME TO TIME PARTY HERETO,
and
KENNEDY LEWIS AGENCY PARTNERS LLC,
as Administrative Agent

4.10	Taxes	58
4.11	Federal Regulations	58
4.12	Labor Matters	58
4.13	ERISA	59
4.14	Investment Company Act; Other Regulations	59
4.15	Subsidiaries	59
4.16	Use of Proceeds	60
4.17	Environmental Matters	60
4.18	Accuracy of Information, etc	61
4.19	Security Documents	61
4.20	Solvency; Voidable Transaction	61
4.21	Regulation H	61
4.22	Insurance	62
4.23	No Casualty	62
4.24	PATRIOT Act; OFAC	62
4.25	Anti-Corruption Laws	62
4.26	[Reserved].	62
4.27	Business	62
4.28	Broker’s Fees	62
SECTION 5 CONDITIONS PRECEDENT		62
5.1	Conditions to Closing Date	62
5.2	Conditions to Each Extension of Credit	67
5.3	Post-Closing Conditions Subsequent.	67
SECTION 6 AFFIRMATIVE COVENANTS		67
6.1	Financial Statements	67
6.2	Certificates; Reports; Other Information	68
6.3	[Reserved]	71
6.4	Payment of Obligations	71
6.5	Maintenance of Existence; Compliance	72
6.6	Maintenance of Property; Insurance	72
6.7	Inspection of Property; Books and Records; Audits; Discussions	72
6.8	Notices	73
6.9	Environmental Laws	74
6.10	[Reserved].	74
6.11	[Reserved].	74
6.12	Additional Collateral, Etc.	75
6.13	Public/Private Information	76
6.14	Use of Proceeds	76
6.15	Anti-Corruption Laws	76
6.16	Further Assurances	76
SECTION 7 NEGATIVE COVENANTS		76
7.1	Financial Condition Covenants	76
7.2	Indebtedness	77

7.3	Liens	78
7.4	Fundamental Changes	81
7.5	Disposition of Property	81
7.6	Restricted Payments	82
7.7	Investments	83
7.8	ERISA	84
7.9	Optional Payments and Modifications of Certain Preferred Stock	85
7.10	Transactions with Affiliates	85
7.11	Sale Leaseback Transactions	86
7.12	Passive Holdings Covenants	86
7.13	Accounting Changes	86
7.14	Negative Pledge Clauses	86
7.15	Clauses Restricting Subsidiary Distributions	87
7.16	Lines of Business	87
7.17	Designation of other Indebtedness	87
7.18	Derivative Contracts	87
7.19	Amendments to Organizational Agreements and Other Documents	87
7.20	Use of Proceeds	87
7.21	Anti-Terrorism Laws	88
SECTION 8 [RESERVED]		88
SECTION 9 EVENTS OF DEFAULT		88
9.1	Events of Default	88
9.2	Remedies Upon Event of Default	91
9.3	Application of Funds	92
SECTION 10 . THE ADMINISTRATIVE AGENT		93
10.1	Appointment and Authority	93
10.2	Delegation of Duties	94
10.3	Exculpatory Provisions	94
10.4	Reliance by Administrative Agent	95
10.5	Notice of Default	96
10.6	Non-Reliance on Administrative Agent and Lenders	96
10.7	Indemnification	96
10.8	Agent in Its Individual Capacity	97
10.9	Successor Administrative Agent	97
10.10	Collateral and Guaranty Matters	98
10.11	Administrative Agent May File Proofs of Claim	99
10.12	No Other Duties, etc.	100
10.13	Erroneous Payments.	100
10.14	Survival	102
SECTION 11 MISCELLANEOUS		102
11.1	Amendments and Waivers	102
11.2	Notices	103
11.3	No Waiver; Cumulative Remedies	105

11.4	Survival of Representations and Warranties	105
11.5	Expenses; Indemnity; Damage Waiver	105
11.6	Successors and Assigns; Participations and Assignments	106
11.7	Adjustments; Set-off	111
11.8	Payments Set Aside	112
11.9	Interest Rate Limitation	112
11.10	Counterparts; Electronic Execution of Assignments	112
11.11	Severability	112
11.12	Integration	113
11.13	Governing Law	113
11.14	Submission to Jurisdiction; Waivers	113
11.15	Acknowledgements	114
11.16	Treatment of Certain Information; Confidentiality	114
11.17	Patriot Act	115

SCHEDULES

Schedule 1.1A:	Term Commitments
Schedule 1.1B:	Excluded Subsidiaries
Schedule 4.15:	Subsidiaries
Schedule 4.19(a):	Financing Statements and Other Filings
Schedule 5.3:	Post-Closing Conditions Subsequent
Schedule 7.2(d):	Existing Indebtedness
Schedule 7.3(f):	Existing Liens
Schedule 7.7(h)	Existing Investments
EXHIBITS

Exhibit A:	Form of Guarantee and Collateral Agreement
Exhibit B:	Form of Compliance Certificate
Exhibit C:	Form of Secretary’s/Managing Member’s Certificate
Exhibit D:	Form of Solvency Certificate
Exhibit E:	Form of Assignment and Assumption
Exhibits F-1 – F-4:	Forms of U.S. Tax Compliance Certificate
Exhibit G:	Form of Intercompany Subordination Agreement
Exhibit H:	Form of Term Loan Note
Exhibit I:	Reserved
Exhibit J:	Form of Notice of Borrowing
Exhibit K:	Form of Notice of Continuation

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”), dated as of December 11, 2024, is entered into by and among UNITED HOMES GROUP, INC., a Delaware corporation limited liability company (“Holdings”), as a Guarantor (as hereinafter defined), GREAT SOUTHERN HOMES, INC., a South Carolina corporation (the “Borrower”), ROSEWOOD COMMUNITIES, INC., a South Carolina corporation (“Rosewood”), the several financial institutions or entities from time to time party to this Agreement (each a “Lender” and, collectively, the “Lenders”), and KENNEDY LEWIS AGENCY PARTNERS LLC, as administrative agent for the Lenders and as collateral agent for the Secured Parties (in such capacities, together with its successors and assigns, the “Administrative Agent”).
RECITALS:
WHEREAS, the Borrower desires to obtain Term Loans in an aggregate principal amount of $70,000,000, the proceeds of which shall be used on the Closing Date (i) to fund the Refinancing and (ii) to pay fees, costs and expenses related to the Transactions hereby, subject to the terms and conditions set forth herein; and
WHEREAS, Holdings owns 100% of the ownership and economic interest of the Borrower and has agreed to guarantee the Obligations of the Borrower and to secure its respective Obligations in respect of such guarantee by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority perfected lien (subject to Liens permitted by the Loan Documents) in 100% of the ownership and economic interest of the Borrower.
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1
DEFINITIONS
1.1    Defined Terms
. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“ABR”: for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect for such day plus 0.50% per annum and (c) Adjusted Term SOFR for an Interest Period of one month plus 1.00% per annum; provided that in no event shall the ABR be deemed to be less than the Floor. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of the change in such rates.
“ABR Loans”: Term Loans, the rate of interest applicable to which is based upon the ABR.
“Adjusted Term SOFR”: for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent”: Kennedy Lewis Agency Partners LLC, in its capacity as the administrative agent for the Lenders, and collateral agent for the Secured Parties under this Agreement and the other Loan Documents, together with any of its successors in such capacity.
“Administrative Fee Letter”: that certain administration fee letter, dated as of the date hereof, by and between the Administrative Agent and the Loan Parties party thereto, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Affected Lender”: is defined in Section 2.17.
“Affiliate”: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, neither the Administrative Agent nor the Lenders shall be deemed Affiliates of the Loan Parties solely as a result of the exercise of their rights and remedies under the Loan Documents.
“Agent Indemnitee”: is defined in Section 11.5(b).
“Agreement”: is defined in the preamble hereto.
“Anti-Corruption Laws” is defined in Section 4.25.
“Applicable ECF Prepayment Percentage”:
(a)    50%, if the Consolidated Total Leverage Ratio at the end of the immediately preceding Fiscal Year is greater than to 2.00:1.00;
(b)    25%, if such Consolidated Total Leverage Ratio at the end of the immediately preceding Fiscal Year is equal to or less than 2:00:1.00, but greater than 1:00:1.00; and
(c)    0%, if such Consolidated Total Leverage Ratio at the end of the immediately preceding Fiscal Year is equal to or less than 1:00:1.00.
“Applicable Margin”: a percentage per annum equal to the amount set forth in the table below:

Pricing Level	Consolidated Total Leverage Ratio	SOFR Loans	ABR Loans
1	> 2.00:1.00	7.75%	6.75%
2	> 1.00:1.00 ≤ 2.00:1.00	7.25%	6.25%
3	≤ 1.00:100	6.75%	5.75%
The Applicable Margin shall be determined by the Administrative Agent from time to time, based on the Consolidated Total Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 6.2(a). Any adjustment to the Applicable Margin shall be effective as of the first (1st) Business Day of the calendar month immediately following the month during which the Borrower delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 6.2(a). If the Borrower fails to deliver a Compliance Certificate pursuant to Section 6.2(a), the Applicable Margin shall equal the percentages corresponding to Level 1 until the first (1st) Business Day of the calendar month immediately following the month that the required Compliance Certificate is delivered. Notwithstanding the foregoing, for the period from the Closing Date through but excluding the date on which the Administrative Agent first determines the Applicable Margin as set forth above, the Applicable Margin shall be determined based on Level 1. Thereafter, such Applicable Margin shall be adjusted from time to time as set forth in this definition. If at any time the Administrative Agent determines that the financial statements upon which the Applicable Margin was determined were incorrect (whether based on a restatement, fraud or otherwise), or any ratio or compliance information in a Compliance Certificate or other certification was incorrectly calculated, relied on incorrect information or was otherwise not accurate, true or correct, the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such financial statements, Compliance Certificate or other information had been accurate and/or computed correctly at the time they were delivered.
“Applicable Premium”: (i) prior to the second anniversary of the Closing Date, the Make-Whole Premium, (ii) on or after the second anniversary of the Closing Date, 2.00% of the principal amount of such Term Loan being repaid, repaid or that has become or is declared accelerated, (iii) on or after the third anniversary of the Closing Date, 1.00% of the principal amount of such Term Loan being repaid, repaid or that has become or is declared accelerated, (iv) on or after the fourth anniversary of the Closing Date, 0.00%.
“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, in no event shall any Group Member or any of their respective Affiliates be considered an Approved Fund.
“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition of property permitted by clauses (a) through (j) and/or (o) of Section 7.5) (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in an amount individually or in the aggregate greater than $750,000.
“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.6), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
“Assumption Agreement”: is defined in the Guarantee and Collateral Agreement.
“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.21(d).
“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy.”

“Benchmark”: initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark”: the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.21(a).
“Benchmark Replacement”: with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    the sum of (i) Daily Simple SOFR and (ii) 0.26161% (26.161 basis points); or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent (in consultation with the Borrower) giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (in consultation with the Borrower) giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period”: the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.21 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.21.
“Benefitted Lender”: is defined in Section 11.7(a).

“Blocked Person”: is defined in Section 7.21.
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower”: is defined in the preamble hereto.
“Borrowing”: a borrowing consisting of simultaneous Term Loans having the same Interest Period made by the Lenders.
“Borrowing Date”: any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Term Loans hereunder.
“Business”: is defined in Section 4.17(b).
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to close.
“Capital Expenditures”: for any period, the additions to property, plant and equipment, or improvements to other capital assets, and other capital expenditures of Holdings and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of Holdings and its Subsidiaries for such period prepared in accordance with GAAP.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided, that for all purposes hereunder, any obligations of such Person that would have been treated as operating leases in accordance with Accounting Standards Codification 840 (regardless of whether or not then in effect) shall be treated as operating leases for purposes of all financial definitions, calculations and covenants, without giving effect to Accounting Standards Codification 842 requiring operating leases to be recharacterized or treated as capital leases.
“Capital Stock”: with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable or exercisable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) marketable direct obligations issued by, or unconditionally guaranteed by, the Government of Canada or any province or territory thereof or issued by any agency thereof and backed by the full faith and credit of Canada or any province or territory thereof, in each case maturing within one year from the date of acquisition; (c) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or Canada or any province or territory thereof, having combined capital and surplus of not less than $250,000,000; (d) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (e) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (g) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (h) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (i) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“Casualty Event”: any damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any material portion of the property of the Loan Parties.
“Change of Control”: (a) Holdings shall fail to (i) own one hundred percent (100%) of the Capital Stock of the Borrower and each other Guarantor, or (ii) Control the Borrower or any other Guarantor, (b) (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of a majority of the votes entitled to be cast by holders of Capital Stock of Holdings in the election of members of the board of directors (or equivalent governing body) of Holdings on a Fully Diluted Basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right) or (B) a majority of the members of the board of directors (or other equivalent governing body) of Holdings shall not constitute Continuing Directors, (c) Mr. Nieri ceases for any reason to be principally involved as a member of senior management in the day to day operation of the Borrower and a replacement member of senior management therefor acceptable to the Administrative Agent in its sole discretion is not hired by the Borrower within 60 days thereafter, (d) Mr. Nieri ceases (i) to be the “beneficial owner” of at least 30% of the votes entitled to be cast by holders of Capital Stock in Holdings in the election of members of the board of directors (or equivalent governing body) of Holdings on a Fully Diluted Basis, or (ii) to be the “beneficial owner” of a majority of Holdings Class B common stock on a Fully Diluted Basis, (e) a “Change of Control” (or any comparable term or provision) occurs under or with respect to the Permitted Revolving Facility or any Material Indebtedness, (f) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Loan Parties taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than another Loan Party or (g) the Permitted Holders cease to be the “beneficial owner” of a majority of the votes entitled to be cast by holders of Capital Stock of Holdings in the election of members of the board of directors (or equivalent governing body) of Holdings on a Fully Diluted Basis.
“Closing Date”: December 11, 2024.
“Closing Date Fee Letter”: that certain fee letter, dated as of the date hereof, by and between the Administrative Agent and the Loan Parties party thereto.
“Code”: the Internal Revenue Code of 1986, as amended from time to time (or any successor statute).
“Collateral”: means the Capital Stock of the Borrower held by Holdings and pledged pursuant to any Security Document.
“Collateral-Related Expenses”: all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent paid or incurred in connection with any sale, collection or other realization on the Collateral, and reimbursement for all other reasonable and documented out-of-pocket costs, expenses and liabilities and advances made or incurred by the Administrative Agent or Lenders in connection therewith (including as described in Section 6.6 of the Guarantee and Collateral Agreement), and all amounts for which the Administrative Agent or any Lender is entitled to indemnification under the Security Documents and all advances made by the Administrative Agent under the Security Documents for the account of any Loan Party.
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.
“Communications”: is defined in Section 11.2(d)(ii).
“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.
“Conforming Changes”: with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.15 and other technical, administrative or operational matters) that the Administrative Agent decides is reasonably necessary or advisable to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Current Assets”: as of any date of determination, the total assets of the Loan Parties on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, assets held for sale, loans to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.
“Consolidated Current Liabilities”: as at any date of determination, the total liabilities of the Loan Parties on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (a) the current portion of any funded Indebtedness for borrowed money, (b) the current portion of interest, (c) accruals for current or deferred taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, (e) the current portion of any Capital Lease Obligation, (f) liabilities in respect of unpaid earn-outs, (g) certain Derivative Liabilities of Holdings and its Subsidiaries shown on a consolidated balance sheet, as determined by administrative Agent in its reasonable discretion, (h) net liabilities of Holdings or any of its Subsidiaries under Derivatives Contracts and (i) the current portion of any other long-term liabilities, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transaction or any consummated acquisition.
“Consolidated Earnings”: means, for any period, the amount set forth opposite the caption “net income” (or any like caption) in a consolidated statement of income or operations of Holdings and its Subsidiaries for such period prepared in accordance with GAAP, but excluding (only to the extent included in determining net income (loss) for such period) any change in fair value of Derivative Liabilities shown on the consolidated statement of income or operations for Holdings and its Subsidiaries, as determined by Administrative Agent in its reasonable discretion.
“Consolidated EBIT”: for the Holdings and its Subsidiaries for any period and without duplication, an amount equal to net income (loss) of Holdings and its Subsidiaries for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): the sum of (i) interest expenses, including (a) non-cash amounts related to amortization of debt discounts in accordance with GAAP, as provided in ASC 470 and ASC 835, and (b) option premiums for land banking transactions reported as interest expense when such transactions are treated as a financing arrangement in accordance with GAAP, as provided in ASC 606, so long as the amount at risk is limited to the amount of the deposit paid by the Person; provided, however, adjustments for option premiums for land banking transactions reported as interest expense when such transactions are treated as a financing arrangement in accordance with GAAP shall not exceed $1,000,000 on a trailing twelve-month basis; (ii) income tax expense; (iii) extraordinary or nonrecurring items (excluding any real estate impairments); (iv) other non-cash charges and expenses; (v) any change in fair value of Derivative Liabilities shown on the consolidated statement of operations for Holdings and its Subsidiaries, as determined by Administrative Agent in its reasonable discretion, and (vi) other items as approved by the Administrative Agent in its reasonable discretion. Consolidated EBIT shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FASB ASC 805 and ASC 842. For purposes of this definition, nonrecurring items shall be deemed to include (x) gains and losses on early extinguishment of Indebtedness, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP.
“Consolidated Total Leverage Ratio”: means for any Fiscal Quarter of Holdings, the ratio of (a) Total Liabilities on the last day of such Fiscal Quarter to (b) Tangible Net Worth on the last day of such Fiscal Quarter.
“Consolidated Working Capital”: as of any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.
“Continuing Directors”: means the directors (or equivalent governing body) of Holdings on the Closing Date and each other director (or equivalent) of Holdings, if, in each case, such other Person’s nomination for election to the board of directors (or equivalent governing body) of Holdings is approved by at least 51% of the then Continuing Directors.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convertible Debt”: means the convertible Indebtedness issued pursuant to that certain Convertible Note Purchase Agreement by and among the Borrower, Conversant Opportunity Master Fund LP, Dendur Master Fund Ltd., Jasper Lake Ventures One LLC and Hazelview Securities Inc., dated as of March 21, 2023.
“Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, provisional liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, plan of arrangement, scheme of arrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Debt Service Coverage Ratio”: means, as of the last day of any Fiscal Quarter of Holdings, the ratio of (a) Consolidated EBIT for the trailing four (4) quarter period as of the last day of such Fiscal Quarter, to (b) Interest Incurred for the trailing four (4) quarter period as of the last day of such Fiscal Quarter.
“Default”: any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Default Rate”: is defined in Section 2.9(c).
“Defaulting Lender”: subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Term Loans within two (2) Business Days of the date such Term Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, receiver and manager, interim receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation, or any other state, provincial or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Deposit Account”: any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.
“Derivative Liabilities”: means those certain earnouts, warrants, and swap agreements required by GAAP to be recognized as “derivative liabilities” in accordance with FASB ASC 815, and as shown on the most recent consolidated financial statements of Holdings and its Subsidiaries required to be delivered from time to time in accordance with this Agreement.
“Derivatives Contract”: means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.
“Derivatives Value”: means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).
“Designated Jurisdiction”: any country or territory to the extent that such country or territory itself is the subject of any Sanctions.
“Determination Date”: is defined in the definition of “Pro Forma Basis”.
“Discharge of Obligations”: the satisfaction of the Obligations by the payment in full, in cash of the principal of and interest on or other liabilities relating to each Term Loan, all fees and all other expenses or amounts payable under any Loan Document (other than inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Term Loans for which no claim has been made), to the extent the aggregate Term Commitments of the Lenders are terminated.
“Disposition”: with respect to any property (including, without limitation, Capital Stock of any Loan Party or any of its Subsidiaries), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, encumbrance or other disposition thereof (including by merger, allocation of assets, division, consolidation or amalgamation) and any issuance of Capital Stock of each Subsidiary of the Borrower to any Person other than a Borrower. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Term Loans mature. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Holdings and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Eligible Assignee”: any Person that meets the requirements to be an assignee under Section 11.6(b)(iii), (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 11.6(b)(iii)).
“Environmental Claims”: means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment
“Environmental Laws”: any and all foreign, federal, provincial, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health, occupational health and safety or the environment, as now or may at any time hereafter be in effect.
“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) a violation of an Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Issuance”: means any issuance or sale by a Person of any Capital Stock in such Person and shall in any event include the issuance of any Capital Stock upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Capital Stock.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.
“ERISA Affiliate”: each trade, business or entity (whether or not incorporated) which is, or within the last six years was, a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group”, in each case, with any Group Member within the meaning of Section 414(b), (c), (m) or (n) of the Code, required to be aggregated with any Group Member under Section 414(o) of the Code, or is, or within the last six years was, treated as a single employer or under “common control” with any Group Member, within the meaning of Section 4001 of ERISA.
“ERISA Event”: any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Group Member or any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Group Member or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Group Member or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Group Member or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Group Member or any ERISA Affiliate thereof to make any required contribution to a Pension Plan, or the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or any Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Group Member or any ERISA Affiliate thereof with respect to any Pension Plan; (k) an application for a funding waiver under Section 302 of ERISA or Section 412 of the Code or an extension of any amortization period pursuant to Section 303 of ERISA or Section 430 of the Code with respect to any Pension Plan; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA or Section 4975 of the Code for which any Group Member or any Subsidiary thereof may be directly or indirectly liable; (m) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Group Member or any ERISA Affiliate thereof may be directly or indirectly liable; (n) the occurrence of an act or omission which could give rise to the imposition on any Group Member or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (o) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Group Member or any Subsidiary thereof in connection with any Plan; (p) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (q) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Group Member or any ERISA Affiliate thereof, in either case pursuant to Title I or IV of ERISA, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; (r) noncompliance with any requirement of Section 409A or 457A of the Code; (s) a violation of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Health Insurance Portability and Accountability Act of 1996 (HIPPA) and the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (ACA); or (t) the establishment or amendment by any Group Member or any Subsidiary thereof of any “welfare plan” as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Group Member.
“ERISA Funding Rules”: the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Erroneous Payment”: is defined in Section 10.13.
“Event of Default”: any of the events specified in Section 9.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Excess Cash Flow”: for any period for the Loan Parties and their Subsidiaries on a consolidated basis in accordance with GAAP, an amount equal to (without duplication), the excess (if any), of: (a) the sum, without duplication, of: (i) Consolidated EBIT for such period, plus (ii) decreases in Consolidated Working Capital, minus (b) the sum, without duplication, and to the extent that the following amounts have not already been deducted in determining Consolidated EBIT for such period and are permitted to be paid under this Agreement, of: (i) the aggregate amount of (A) all principal payments of the Term Loans actually made in cash during such period, (B) interest expense for such period paid in cash, (C) Capital Expenditures made in cash during such period, except to the extent financed with the proceeds of Indebtedness (other than a revolving credit advance under the WF Credit Agreement), (D) the amount of any Taxes payable in cash by Holdings and its Subsidiaries with respect to such fiscal year, and (E) any premium, make-whole or penalty payments required to be paid and actually paid in cash in connection with any such prepayment of the Term Loans, in each case for this clause (b)(i) made during such period to the extent paid with Internally Generated Cash; (ii) net increases in Consolidated Working Capital during such period; and (iii) the amount related to items that were added to or not deducted from net income in connection with calculating Consolidated EBIT to the extent either (x) such items do not represent cash received by Holdings or any of its Subsidiaries or (y) such items represent cash paid by Holdings or any of its Subsidiaries, in each case on a consolidated basis during such Fiscal Year.
“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time and any successor statute.
“Excluded Equity”: is defined in the Guarantee and Collateral Agreement.
“Excluded Subsidiary” means any Subsidiary, individually, (excluding any Borrower as of the date of this Agreement) with assets less than $250,000 and in the aggregate for all such Subsidiaries with assets less than $750,000, until such time as the applicable Subsidiary has assets of $250,000 or greater, or all such Subsidiaries have assets greater than $750,000, following which, one or more of such Subsidiaries shall become a Loan Party pursuant to the terms of this Agreement and will no longer constitute an Excluded Subsidiary notwithstanding any subsequent reduction in the value of such Subsidiary’s assets. As of the Closing Date Schedule 1.1B sets forth the name and jurisdiction of organization of each Excluded Subsidiary of Holdings and, as to each such Excluded Subsidiary, the value of assets of each Excluded Subsidiary.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Borrower). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized or incorporated under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three major banks of recognized standing selected by it.
“Fee Letter”: collectively, the Administrative Fee Letter and any other fee letter entered into in connection with this Agreement.
“Financial Condition Covenants”: the covenants set forth in Section 7.1.
“Fiscal Quarter”: each fiscal quarter of Holdings and its Subsidiaries ending on March 31, June 30, September 30 and December 31 of each year.
“Fiscal Year”: each fiscal year of the Holdings and its Subsidiaries ending on December 31 of each year.
“Floor”: (i) with regard to any SOFR Loan, a rate of interest equal to 2.50% per annum or (ii) with regard to any ABR Loan, a rate of interest equal to 3.50% per annum.
“Foreign Lender”: a Lender that is not a U.S. Person.
“Fully Diluted Basis”: means, with respect to Holdings, as of any given date, the number of votes that would be entitled to be cast by the common shares of Holdings, assuming (i) the exercise of all equity options and warrants, in full, regardless of whether such options or warrants are then vested or exercisable in accordance with their terms, and (ii) the exercise of any conversion rights with respect to any security convertible into or exchangeable for any share of capital stock of Holdings, only if such conversion rights are then vested or exercisable in accordance with their terms; in each event, to the extent the number of such dilutive shares is then fixed or determinable.
“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office or account as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the Closing Date and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Required Lenders agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority”: the government of the United States of America, or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any group or body charged with setting accounting or regulatory capital rules or standards (including any successor or similar authority to any of the foregoing).
“Group Members”: the collective reference to Holdings and its Subsidiaries.
“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement executed and delivered by the Borrower and each Guarantor dated as of the Closing Date.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Guarantors”: a collective reference to (i) Holdings, (ii) the Borrower and (iii) each Subsidiary of Holdings which has become a Guarantor pursuant to the requirements of Section 6.12 hereof and/or the Guarantee and Collateral Agreement.
“Hazardous Materials”: means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million
“Holdings”: is defined in the preamble hereto.
“Illegality Notice”: is defined in Section 2.13(a).
“Incurred”: is defined in the definition of “Pro Forma Basis”.
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, including any earn outs or similar obligations (other than trade payables incurred in the ordinary course of such Person’s business not more than ninety (90) days overdue, except where the amount thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock in such Person or any other Person (including, without limitation, Disqualified Stock and Preferred Stock), or any warrant, right or option to acquire such Capital Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) net obligations under any Derivatives Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness in an amount equal to the Derivatives Value thereof at such time (but in no event less than zero). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, operating leases shall not be treated as “Indebtedness” for any purpose hereunder.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee”: is defined in Section 11.5(b).
“Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under federal, provincial, state or foreign law or any other applicable jurisdiction, including any Debtor Relief Law.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Intercreditor Agreement”: means that certain Subordination and Intercreditor Agreement dated as of the date hereof, by and among, inter alia, Wells Fargo and the Administrative Agent, and acknowledged and agreed to by Borrower, Holdings and Rosewood, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Intercompany Subordination Agreement”: the intercompany subordination agreement substantially in the form of Exhibit G.

“Interest Incurred”: means, with respect to a Person and for any period, without duplication, total interest expense of such Person (whether expensed or capitalized) determined on a consolidated basis in accordance with GAAP for such period. Interest Incurred includes, with respect to any Person, without duplication, all capitalized and accrued interest for such period and all interest attributable to discontinued operations for such period, but excludes (i) non-cash amounts related to amortization of debt discounts in accordance with GAAP, as provided in ASC 470 and ASC 835, and (ii) option premiums for land banking transactions reported as interest expense when such transactions are treated as a financing arrangement in accordance with GAAP, as provided in ASC 606, so long as the amount at risk is limited to the amount of the deposit paid by the Person; provided, however, adjustments for option premiums for land banking transactions reported as interest expense when such transactions are treated as a financing arrangement in accordance with GAAP shall not exceed $1,000,000 on a trailing twelve-month basis.
“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each calendar quarter to occur while such ABR Loan is outstanding and the date of any repayment or prepayment made in respect thereof, including the Term Loan Maturity Date, and (b) as to any SOFR Loan, the last Business Day of such Interest Period and the date of any repayment or prepayment made in respect thereof, including the Term Loan Maturity Date.
“Interest Period”: as to any SOFR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term Loan and ending one (1) or three (3) months thereafter (in each case, subject to the availability thereof), as selected by the Borrower in the Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Loan and ending one (1) or three (3) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent in a Notice of Conversion/Continuation not later than noon on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    the Borrower may not select an Interest Period that would extend beyond the Term Loan Maturity Date;
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;
(iv)    the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Term Loan during an Interest Period for such Term Loan; and

(v)    no tenor that has been removed from this definition pursuant to Section 2.21(d) shall be available for specification in such Notice of Borrowing or Notice of Continuation.
“Internally Generated Cash”: with respect to any Person, funds of such Person and its Subsidiaries not constituting (a) proceeds of the issuance of (or contributions in respect of) Capital Stock of such Person, (b) proceeds of the incurrence of Indebtedness by such Person or any of its Subsidiaries, or (c) proceeds of Dispositions (other than Dispositions of Inventory in the ordinary course) and/or Casualty Events.
“Inventory”: all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.
“Investments”: is defined in Section 7.7.
“IRS”: the U.S. Internal Revenue Service, or any successor thereto.
“KLIM”: Kennedy Lewis Investment Management LLC (together with its affiliates, and funds and accounts managed by it and its Affiliates).
“Lender Indemnitee”: is defined in Section 11.5(b).
“Lenders”: is defined in the preamble hereto.
“Leverage Ratio Threshold”: is defined in Section 7.2(b).
“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Liquidity”: at any time, the aggregate amount of (i) Unrestricted Cash of the Loan Parties, plus, (ii)(a) Maximum Loan Availability (as defined in the WF Credit Agreement), minus (b) the aggregate principal amount of all Indebtedness (as defined in the WF Credit Agreement) (including all outstanding Loans (as defined in the WF Credit Agreement), other than the Obligations hereunder and Letter of Credit Liabilities (as defined in the WF Credit Agreement)).
“Loan Documents”: this Agreement, each Security Document, each other guarantee executed by any Guarantor as required under Section 6.12 hereof or the other Loan Documents (other than any Specified Derivatives Contract), each Term Loan Note, the Administrative Agent Fee Letter, each Assignment and Assumption, each Compliance Certificate, each Fee Letter, each Notice of Borrowing, each Notice of Conversion/Continuation, the Solvency Certificate,

each subordination or intercreditor agreement, the Intercompany Subordination Agreement, each other document or instrument designated by the Borrower, the Administrative Agent and the Required Lenders as a “Loan Document” and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loan Party”: each Group Member that is a party to a Loan Document, as a “Borrower” or a “Guarantor” and “Loan Parties” shall be interpreted accordingly.
“Make-Whole Premium”: an amount determined by the Borrower and the Required Lenders (with written notice to the Administrative Agent) equal to the excess, if any, of (a) the sum of (i) 102% of the principal amount of the Term Loans being repaid, prepaid or that has become or is declared accelerated (or is deemed automatically accelerated) pursuant to Section 9.2 or otherwise, or in respect of which such claim in an Insolvency Proceeding has arisen, plus (ii) the present value of all required payments of interest on such Term Loans being prepaid, repaid or that has become or is declared accelerated, from the Settlement Date through the first anniversary of the Closing Date, which present value shall be calculated using a discount rate equal to the Treasury Rate plus 50 basis points (excluding accrued but unpaid interest to the date of such repayment, prepayment or acceleration), over (b) the principal amount of such Term Loans being prepaid, repaid or accelerated as of the day of determination; provided that, in no case shall the Make-Whole Premium be less than zero. For the avoidance of doubt, such amount shall be payable whether before or after an Event of Default or acceleration of the Term Loans; it being understood that the Administrative Agent shall bear no responsibility for determining the Make-Whole Premium.
“Material Adverse Effect”: any event, circumstance or condition that has had or could reasonably be expected to have a materially adverse effect on (a) the business, operations, assets, liabilities or financial condition of Holdings and its Subsidiaries, taken as a whole; (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document; (c) the ability of the Borrower and each of the Loan Parties taken as a whole to perform its respective obligations under any Loan Document to which it is a party; or (d) the legality, validity, binding effect or enforceability against the Borrower or any Loan Party of any Loan Document to which it is a party (other than as a result of the action or inaction of the Administrative Agent or any Lender).
“Material Contract”: means any contract or other arrangement (other than Loan Documents and Specified Derivatives Contracts), whether written or oral, to which the Borrower or any Subsidiary is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect
“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.
“Material Indebtedness”: is defined in Section 9.1(p)(i).

“Maximum Other Indebtedness Amount” means, at any time, the greater of (a) $5,000,000.00 and (b) five percent (5%) of Tangible Net Worth.
“MEN Trust”: means the MEN Trust 2018 dated 7/17/2018.
“Moody’s”: Moody’s Investors Service, Inc.
“Mr. Nieri”: means Michael P. Nieri, an individual.
“Multiemployer Plan”: a “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) to which any Group Member or any ERISA Affiliate thereof makes, is making, or is obligated or has ever been obligated to make, contributions.
“Net Cash Proceeds”: (a) in connection with any Asset Sale, or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary costs, fees and expenses actually incurred in connection therewith and net of taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by the Borrower or any Guarantor in connection with such Asset Sale, or Recovery Event in the taxable year that such Asset Sale, or Recovery Event is consummated, the computation of which shall, in each such case, take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary costs, fees and expenses actually incurred in connection therewith.
“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Affected Lenders in accordance with the terms of Section 11.1 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Secured Loan Party”: any Loan Party whose Capital Stock has not been pledged pursuant to any Security Document.
“Notice of Borrowing”: a written notice substantially in the form of Exhibit J, or such other form as approved by the Administrative Agent.
“Notice of Conversion/Continuation”: a written notice substantially in the form of Exhibit K, or such other form as approved by the Administrative Agent.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Term Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Term Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent, and any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, the Applicable Premium, reimbursement obligations, payment obligations, fees, indemnities, costs and expenses (including all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent or any Lender). For the avoidance of doubt, the Obligations shall not include any obligations arising under any warrants, Specified Derivative Contracts or other common equity instruments (other than Disqualified Stock) issued by any Loan Party to any Lender.
“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.
“Operating Documents”: for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation, amalgamation or continuance (or equivalent thereof), as certified (if applicable) by such Person’s jurisdiction of formation as of a recent date, and, (a) if such Person is a corporation, its articles and bylaws (or equivalent thereof) or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).
“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).
“Ownership Share”: means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate and (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Participant”: is defined in Section 11.6(d).
“Participant Register”: is defined in Section 11.6(d).
“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.
“PBGC”: the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (x) that is or was, within the past six years, maintained or sponsored by any Group Member or any ERISA Affiliate thereof or to which any Group Member or any ERISA Affiliate thereof makes, or is obligated to make contributions, or has made, or was obligated to make, contributions, within the past six years, and (y) that is or was, within the past six years, subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.
“Periodic Term SOFR Determination Day”: has the meaning specified in the definition of “Term SOFR”.
“Permitted Acquisition”: is defined in Section 7.7.
“Permitted Holders”: means, collectively, (i) Mr. Nieri, (ii) PWN Trust, so long as Shelton Twine and Pennington West Nieri remain co-trustees of such trust, (iii) the MEN Trust, so long as Shelton Twine and Maigan Elizabeth Nieri remain co-trustees of such trust, and (iv) the PMN Trust, so long as Shelton Twine and Patrick Michael Nieri remain co-trustees of such trust.
“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan”: (a) an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan which is or was, within the past six years, maintained or sponsored by any Group Member or any Subsidiary thereof or to which any Group Member or any Subsidiary thereof makes, or is obligated to make contributions or made, or was obligated to make, contributions, within the past six years, (b) a Pension Plan, or (c) a Qualified Plan.
“Platform”: is any of Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Pledge Supplement”: is defined in the Guarantee and Collateral Agreement.
“PMN Trust”: means the PMN Trust 2018 dated 7/17/2018.
“Preferred Stock”: the preferred Capital Stock of Holdings or any Subsidiary thereof.
“Prepayment Date”: is defined in Section 2.6(f).
“Prime Rate”: means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks. Notwithstanding the foregoing, if the Prime Rate shall be less than one half of one percent (0.50%), such rate shall be deemed to be one half of one percent (0.50%) for purposes of this Agreement.
“Pro Forma Basis”: with respect to any calculation or determination for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”):
(a)    pro forma effect will be given to any Indebtedness incurred by Holdings or any of its Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary (“Incurred”)) after the beginning of the applicable period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of such period;
(b)    pro forma effect will be given to: (A) the acquisition or disposition of companies, divisions or lines of businesses by Holdings and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the applicable period; and (B) the discontinuation of any discontinued operations; in each case of clauses (A) and (B), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be calculated in good faith by a responsible financial or accounting officer of the Borrower in accordance with Regulation S-X under the Securities Act based upon the most recent four full Fiscal Quarters for which the relevant financial information is available.
“Pro Forma Financial Statements”: balance sheets, income statements and cash flow statements prepared by Holdings and its consolidated Subsidiaries that give effect (as if such events had occurred on such date) to (i) the Term Loans to be made on the Closing Date and the use of proceeds thereof, (ii) the consummation of the Refinancing and (iii) the payment of fees and expenses in connection with the foregoing, in each case prepared for (y) the most recently ended Fiscal Quarter as if such transactions had occurred on such date and (z) on a quarterly basis through the Term Loan Maturity Date, in each case demonstrating pro forma compliance with the covenants set forth in Section 7.1.
“Projections”: is defined in Section 6.2(c).
“Properties”: is defined in Section 4.17(a).
“PWN Trust”: means the PwN Trust 2018 dated 7/17/2018.
“Qualified Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was, within the past six years, maintained or sponsored by any Group Member or any ERISA Affiliate thereof or to which any Group Member or any ERISA Affiliate thereof makes or is obligated to make contributions or made, or was ever obligated to make, contributions, within the past six years, and (b) that is intended to be tax-qualified under Section 401(a) of the Code.
“Recipient”: the (a) Administrative Agent or (b) any Lender, as applicable.
“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Subsidiary thereof that yields Net Cash Proceeds to the Borrower or any Subsidiary thereof in excess of $100,000.
“Refinancing”: the repayment in full of all amounts due and payable pursuant to the Convertible Debt.
“Register”: is defined in Section 11.6(c).
“Regulation T”: Regulation T of the Board as in effect from time to time.
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Regulation X”: Regulation X of the Board as in effect from time to time.
“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body”: the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Replacement Lender”: is defined in Section 2.17.
“Required ECF Prepayment Amount”: is defined in Section 2.6(a).
“Required Lenders”: at any time, Lenders who hold more than 50% of the sum of the aggregate unpaid principal amount of the Term Loans then outstanding; provided that the outstanding principal amount of the Term Loans held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that KLIM shall be a Required Lender so long as it holds at least twenty-five percent (25%) of the outstanding Term Commitments and Term Loans under this Agreement.
“Requirement of Law”: as to any Person, the Operating Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer, treasurer, controller or comptroller of the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller of the Borrower.
“Restricted Payments”: is defined in Section 7.6(a).

“Restricted Subordinated Payments”: is defined in Section 7.6(b).
“Rosewood”: is defined in the preamble hereto.
“S&P”: Standard & Poor’s Ratings Services.
“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Group Member sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.
“Sanction(s)”: any economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the United States Government (including those administered by OFAC and the U.S. Department of State), (b) the United Nations Security Council, or (c) any other relevant sanctions authority.
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Secured Parties”: the collective reference to the Administrative Agent and the Lenders and each of their respective successors and assignees.
“Securities Account”: any “securities account” as defined in the UCC (or any other applicable law) with such additions to such term as may hereafter be made.
“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.
“Security Documents”: the collective reference to (a) the Guarantee and Collateral Agreement, (b) [reserved], (c) [reserved], (d) [reserved], (e) all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document, (f) each Pledge Supplement (as defined in the Guarantee and Collateral Agreement), (g) each Assumption Agreement (as defined in the Guarantee and Collateral Agreement), and (h) all financing statements, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant to any of the foregoing.
“Senior Lenders”: means the “Lenders Parties” (as defined in the WF Credit Agreement).
“Settlement Date”: the date on which any Term Loans are repaid, prepaid or have become or are declared accelerated (or are deemed automatically accelerated) pursuant to Section 9 or otherwise or that have become due and payable pursuant to this Agreement.
“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan”: Term Loans, the rate of interest applicable to which is based upon the Adjusted Term SOFR.

“Solvency Certificate”: the Solvency Certificate, dated the Closing Date, delivered to the Administrative Agent pursuant to Section 5.1(e), which Solvency Certificate shall be in substantially the form of Exhibit D.
“Solvent”: when used with respect to any Person, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal, provincial or state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal, provincial or state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.
“Specified Derivatives Contract”: means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider, and which was not prohibited by any of the Loan Documents when made or entered into.
“Specified Derivatives Obligations”: means all indebtedness, liabilities, obligations, covenants and duties of any Loan Party under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation; provided that, the “Specified Derivatives Obligations” of any Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.
“Specified Derivatives Provider”: means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Borrower, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (including on the Effective Date), is a party to a Specified Derivatives Contract with a Borrower, in each case in its capacity as a party to such Specified Derivatives Contract.
“Subordinated Indebtedness”: Indebtedness of a Loan Party expressly subordinated to the Obligations pursuant to any intercreditor agreement or subordination agreement (including payment, lien and remedies subordination terms, as applicable) reasonably acceptable to the Required Lenders; provided that (i) no Subordinated Indebtedness shall mature earlier than 91 days following the Term Loan Maturity Date, (ii) no Subordinated Indebtedness shall have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Term Loans on the date of incurrence of such Subordinated Indebtedness, (iii) at the time of incurrence of such Subordinated Indebtedness, no Default or Event of Default will have occurred and be continuing under this Agreement and (iv) after giving effect to such Subordinated Indebtedness, the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.1.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power

(other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.
“Surety Indebtedness”: as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from surety bonds issued on behalf of any Loan Party or its respective Subsidiaries as support for, among other things, their contracts with customers, or the payment of union dues, wages and benefits, whether such indebtedness is owing directly or indirectly by such Loan Party or any such Subsidiary.
“Swap Obligation”: means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Tangible Net Worth”: means, as of a given date, (i) (A) the stockholders’ equity of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, plus (B) certain Derivative Liabilities of Holdings and its Subsidiaries shown on a consolidated balance sheet, as determined by Administrative Agent in its reasonable discretion, minus (ii) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses, any other non-cash items and other like assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis and in accordance with GAAP.
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment”: with respect to any Lender, the commitment of such Lender to make a Term Loan on the Closing Date in a principal amount equal to such Lender’s Term Commitment Percentage of the Term Committed Amount.
“Term Commitment Percentage”: for each Lender, the percentage of the aggregate Term Commitments represented by such Lender’s Term Commitment at such time and identified as its Term Commitment Percentage on Schedule 1.1A, as such percentage may be modified in connection with any Assignment and Assumption made in accordance with the provisions of Section 11.6(b).
“Term Committed Amount”: $70,000,000.
“Termination Event”: means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Internal Revenue Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan if Withdrawal Liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“Term Loan Maturity Date”: the date that is the earlier of (a) December 11, 2030, (b) the Maturity Date as defined in the WF Credit Agreement (as in effect on the Closing Date, as such date may be extended in accordance with the terms and conditions of the Intercreditor Agreement) and (c) the date on which the WF Debt is accelerated in accordance with the terms of the WF Credit Agreement; provided, that if such date is not a Business Day, the Term Loan Maturity Date shall be the immediately succeeding Business Day.
“Term Loan Note”: a promissory note in the form of Exhibit H, as it may be amended, supplemented or otherwise modified from time to time.
“Term Loans”: the term loans made by the Lenders to the Borrower pursuant to Section 2.1(a).
“Term Percentage”: for each Lender, such Lender’s Term Commitment Percentage (or, at any time after the funding of the Term Loans, as applicable, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).
“Term SOFR”: for any calculation with respect to a Term Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.
“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR.
“Test Period”: at any date of determination, the most recently completed four consecutive Fiscal Quarters of the Borrower ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.1(a) or 6.1(b).
“Threshold Amount”: means $2,000,000.
“Total Liabilities” means, without duplication, (a) all Indebtedness of Holdings and its Subsidiaries, determined on a consolidated balance sheet in accordance with GAAP, (b) all liabilities of Holdings and its Subsidiaries, determined on a consolidated balance sheet in accordance with GAAP, excluding, (i) deferred tax liabilities, (ii) liabilities that result from Sections 810-10-25, 360-20 and 470-40 of the FASB ASC (or any other accounting standard or balance sheet classification having a similar result or effect as determined by the Administrative Agent), and (iii) certain Derivative Liabilities of Holdings and its Subsidiaries shown on a consolidated balance sheet, as determined by Administrative Agent in its reasonable discretion, (c) all outstanding loan balances associated with recourse obligations of Holdings not shown on the Holdings’ consolidated balance sheet including Guarantees, (d) the principal amount of all financial surety bonds, non-cash secured letters of credit and/or tri-party agreements whether presented for payment or not, but excluding performance letters of credit and subdivision and improvement bonds, in each case, for which payment has not been demanded by the beneficiary and for which reimbursement by Holdings or a Subsidiary has not been made, (e) net liabilities of Holdings or any of its Subsidiaries under Derivatives Contracts, and (f) [intentionally omitted].
“Transactions”: the funding of the Term Loans hereunder, the Refinancing, and all other related transactions contemplated by this Agreement or any other Loan Document.
“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unconsolidated Affiliate”: means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person;
“Unfriendly Acquisition”: any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.
“United States” and “U.S.”: the United States of America.
“Unrestricted Cash”: cash and Cash Equivalents of the Loan Parties, other than cash and Cash Equivalents listed as “Restricted” (or any like caption) on the balance sheet of any such Person, prepared in accordance with GAAP.
“U.S. Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate”: is defined in Section 2.14(f).
“Weighted Average Life to Maturity”: when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing: (a) the sum of the products of the number of years (calculated to the nearest one-twenty fifth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock, multiplied by the amount of such payment, by (b) the sum of all such payments; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being refinanced (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable refinancing will be disregarded.
“Wells Fargo”: means Wells Fargo Bank, National Association, in its capacity as administrative agent under the WF Credit Agreement.
“WF Credit Agreement”: means that certain Second Amended and Restated Credit Agreement, dated as of August 10, 2023, by and among Borrower, Holdings, Rosewood and any borrower which may join in the WF Credit Agreement after the date thereof, whether by execution of a joinder to the Credit Agreement or otherwise, as amended by that certain Letter Agreement dated as of September 29, 2023, the certain Letter Agreement dated as of October 20, 2023, that certain First Amendment to Second Amended and Restated Credit Agreement dated as of December 22, 2023, that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of January 26, 2024 and that certain Third Amendment to Second Amended and Restated Credit Agreement and Omnibus Amendment to Loan Documents dated as of August 2, 2024, as amended, and as the same may be further amended, restated, modified or supplemented in accordance with Section 7.19.
“WF Debt”: means that certain indebtedness (including, without limitation, the Letter of Credit Liabilities (as defined in the WF Credit Agreement)) in favor of Senior Lenders pursuant to the WF Credit Agreement.

“Wholly Owned Subsidiary”: means any Subsidiary of a Person in respect of which all of the Capital Stock (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.
“Withholding Agent”: as applicable, any of any applicable Loan Party and the Administrative Agent, as the context may require.

1.2    Other Definitional Provisions.
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower or any Subsidiary of the Borrower not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to a given time of day shall, unless otherwise specified, be deemed to refer to New York City time, and (vi) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time.
(c)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (iii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
1.3    Rounding; Certain Baskets. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.4    Currency Generally. Except as otherwise expressly provided herein, for purposes of any determination under any provision of any Loan Document requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars, will be converted to U.S. Dollars by the Administrative Agent in its reasonable discretion.
1.5    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.
1.6    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.7    Financial Attributes of Non-Wholly Owned Subsidiaries. When determining the Applicable Margin and compliance by the Loan Parties with any financial covenant contained in any of the Loan Documents, (a) Excluded Subsidiaries shall be excluded and (b) only the Ownership Share of the Borrower of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included when including financial information from a Subsidiary that is not a Wholly Owned Subsidiary.

SECTION 2
AMOUNT AND TERMS OF TERM COMMITMENTS
2.1    Term Commitments.
(a)    Term Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make a Term Loan to the Borrower on the Closing Date in a principal amount equal to its Term Commitment. Once repaid, whether such payment is voluntary or required, the Term Loans may not be reborrowed.

(b)    Notwithstanding anything to the contrary contained herein (and without affecting any other provisions hereof), the Borrower and the Lenders hereby agree that any or all of the fees due and payable on the applicable Borrowing Date may instead be effected in the form of original issue discount with respect to the Term Loans, such that on the Borrowing Date, the Lenders will fund the Term Loans to the Borrower in an amount equal to the principal amount of such Term Loans, net of any applicable fees due and payable on such Borrowing Date (it being understood and agreed that the Borrower shall be obligated to repay 100% of the principal amount of the Term Loans as provided hereunder and all calculations of interest and any fees calculated by reference to the principal amount thereof will be made on the basis of the full stated amount thereof).
2.2    Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to noon on the third (3rd) Business Day prior to the Closing Date (or such shorter period as approved by the Administrative Agent)), requesting that the Lenders make the Term Loans on the Closing Date, and specifying (a) the amount to be borrowed, (b) the applicable Interest Period and (c) wiring instructions to which funds are to be disbursed in the form of a funds flow. Upon receipt of such Notice of Borrowing, the Administrative Agent shall promptly notify each Lender thereof. Not later than 1:00 P.M. on the Borrowing Date each Lender shall make available to the Borrower an amount in immediately available funds equal to the Term Loans to be made by such Lender to the account specified by the Borrower in accordance with the instructions provided by the Borrower. The Borrower hereby agrees that unless the Borrower has notified the Administrative Agent in writing that it has not received such proceeds by 2 P.M. on the date of the Borrowing, the Administrative Agent, in reliance on the Notice of Borrowing, shall record such Term Loans in the Register without any liability for doing so.
2.3    Repayment of Term Loans. All Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
2.4    Fees.
(a)    The Borrower agrees to pay, or cause to be paid, to the Administrative Agent the fees in the amounts and on the dates as set forth in the Administrative Agent Fee Letter and to perform any other obligations contained therein.

(b)    The Borrower agrees to pay, or cause to be paid, to the Administrative Agent the fees in the amounts and on the dates as set forth in the Closing Date Fee Letter and to perform any other obligations contained therein.
(c)    All such fees shall be fully earned on the date paid or the Closing Date, as applicable, and nonrefundable.
2.5    Term Loan Prepayments.
(a)    Optional Prepayments. Subject to payment of the amounts described in Section 2.5(b), the Borrower may at any time prepay the Term Loans, in whole or in part, upon irrevocable written notice delivered to the Administrative Agent no later than noon three (3) Business Days prior thereto, which notice shall specify the date and amount of the proposed prepayment; provided that if a Term Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15; provided further that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked if the financing is not consummated. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of $250,000 and integral multiples of $100,000. Amounts to be applied in connection with prepayments made pursuant to this Section 2.5(a) shall be applied on a pro rata basis in accordance with Section 2.12(b).
(b)    Prepayment Fee Regarding Term Loans. No amount of outstanding Term Loans shall be prepaid by the Borrower pursuant to Section 2.5(a) unless the Borrower pays to the Administrative Agent (for the ratable benefit of the Lenders), contemporaneously with the prepayment of such Term Loans, a prepayment fee equal to the Applicable Premium.
2.6    Mandatory Prepayments.
(a)    Within ten (10) Business Days after the financial statements have been delivered or are required to be delivered pursuant to Section 6.1(a), commencing with the delivery of financial statements in respect of the Fiscal Year ending December 31, 2025, the Borrower shall prepay an aggregate principal amount of Term Loans of no less than the following amount (such amount, the “Required ECF Prepayment Amount”), which amount, if less than zero, shall be deemed to be zero: (i) the Applicable ECF Prepayment Percentage of the Excess Cash Flow for the Fiscal Year covered by such financial statements, minus (ii) all voluntary prepayments of Term Loans made in the Fiscal Year covered by such financial statements.
(b)    If any Indebtedness shall be incurred by Holdings or any Subsidiary of Holdings (excluding Indebtedness permitted to be incurred in Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans and other amounts as set forth in Section 2.6(f).
(c)    To the extent permitted under the WF Credit Agreement or any other Loan Documents (as defined in the WF Credit Agreement), if on any date the Loan Parties or any subsidiary of any Loan Party shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, to the extent such Net Cash Proceeds are not used to repair, restore or replace the applicable assets within two hundred seventy (270) days (or prior to such date be subject to a binding commitment to reinvest such Net Cash Proceeds within one hundred eighty (180) days following such initial two hundred seventy (270) day period) after receipt thereof, such Net Cash Proceeds shall be applied no later than five (5) Business Days after the last day of such period toward the prepayment of the Term Loans and other amounts as set forth in Section 2.6(g); provided that (i) any such Net Cash Proceeds intended to be reinvested shall be held in a Deposit Account that is subject to a Control Agreement until such reinvestment is made and (ii) to the extent any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after such determination that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this clause (c).
(d)    If a Change of Control occurs, the Loan Parties shall prepay an amount equal to repay all outstanding Obligations in cash.
(e)    [reserved].
(f)    Amounts to be applied in connection with prepayments made pursuant to this Section 2.6 shall be applied to the Term Loans on a pro rata basis, in each case in accordance with Section 2.12(b). Each prepayment of the Term Loans under this Section 2.6 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and, as required by Section (g) below, the Applicable Premium. The Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall promptly provide the same to each Lender) a written notice of each prepayment of Term Loans in whole or in part pursuant to this Section 2.6 by noon not less than five (5) Business Days prior to the date such prepayment shall be made (each, a “Prepayment Date”). Such notice shall set forth (i) the Prepayment Date, (ii) the aggregate amount of such prepayment and (iii) the applicable clause under this Section 2.6 that such prepayment relates to, and (iv) a certificate signed by a Responsible Officer setting forth in reasonable detail the calculation of the amount of such prepayment or reduction.
(g)    No amount of outstanding Term Loans shall be prepaid by the Borrower pursuant to Section 2.6(b), (c) or (d) unless the Borrower pays to the Administrative Agent (for the ratable benefit of the Lenders), contemporaneously with the prepayment of such Term Loans, a prepayment fee equal to the Applicable Premium.
(h)    No repayment or prepayment of the Term Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Derivative Contracts entered into with respect to the Loans.
2.7    Conversion and Continuation Options.
(a)    The Borrower may elect from time to time to convert SOFR Loans to ABR Loans by giving the Administrative Agent prior irrevocable written notice in the form of a Notice of Conversion/Continuation of such election no later than noon on the Business Day preceding the proposed conversion date; provided that any such conversion of SOFR Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to SOFR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than noon on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a SOFR Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.
(b)    Any SOFR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice in a Notice of Conversion/Continuation to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Term Loans; provided that no SOFR Loan may be continued as such when any Event of Default under Section 9.1(f) has occurred and is continuing; provided further that if the Borrower shall fail to give any required notice or timely notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such SOFR Loans shall be automatically converted as ABR Loans on the last day of such then expiring Interest Period; provided, further that in the event the Borrower fails to specify an Interest Period for any Term Loan in the applicable Notice of Conversion/Continuation, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
2.8    [Reserved].
2.9    Interest Rates and Payment Dates.
(a)    Each Term Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) Adjusted Term SOFR plus (ii) the Applicable Margin.
(b)    Each ABR Loan shall bear interest at a rate per annum equal to (i) the ABR plus (ii) the Applicable Margin.
(c)    During the continuance of an Event of Default, at the request of the Required Lenders, all outstanding Term Loans and other Obligations hereunder shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.9 plus (x) with respect to any Event of Default under Section 9.1(a), 3.00% or (y) with respect to any other Event of Default, 2.00% (the “Default Rate”); provided that the Default Rate shall apply automatically and without the request of the Required Lenders therefor upon the occurrence and during the continuance of any Event of Default arising under Section 9.1(a) or (f).
(d)    In computing interest on the Term Loan, the date of the making of such Term Loan or the first day of an Interest Period applicable to such Term Loan or, with respect to the Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to an ABR Loan being converted from a SOFR Loan, the date of conversion of such SOFR Loan to such ABR Loan, as the case may be, shall be included, and the date of payment of such Term Loan or the expiration date of an Interest Period applicable to such Term Loan or, with respect to an ABR Loan being converted to a SOFR Loan, the date of conversion of such ABR Loan to such SOFR Loan, as the case may be, shall be excluded. Interest shall be payable in arrears on each Interest Payment Date in cash; provided that interest accruing pursuant to Section 2.9(c) shall be payable from time to time on written demand. All interest hereunder on any Term Loan shall be computed on a daily basis based upon the outstanding principal amount of such Term Loan as of the applicable date of determination.
(e)    In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
2.10    Computation of Interest and Fees.
(a)    Interest and fees payable pursuant hereto shall be calculated on the basis of a 365-day year for the actual days elapsed for the Alternative Base Rate and on the basis of a 360-day year for the actual days elapsed for the Term SOFR Rate, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Interest shall accrue on the outstanding principal amount of each Term Loan from and including the date that each such Term Loan is made but excluding the date that such outstanding principal amount is paid.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.
2.11    Inability to Determine Interest Rate. Subject to Section 2.21, if, on or prior to the first day of any Interest Period for any Term Loan:
(a)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or
(b)    the Required Lenders determine that for any reason in connection with any request for a Term Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed Term Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Term Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.
Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term Loans, and any right of the Borrower to continue Term Loans shall be suspended (to the extent of the affected Term Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing or continuation of Term Loans (to the extent of the affected Term Loans or affected Interest Periods). For the avoidance of doubt, any suspension by the Administrative Agent or the Required Lenders of the right of the Borrower to continue Term Loans shall not constitute, or be deemed to constitute, an Event of Default hereunder.
2.12    Pro Rata Treatment and Payments.
(a)    Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Term Commitments shall be made pro rata according to the respective Term Percentages.
(b)    Except as otherwise provided herein, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Lenders. Except as otherwise may be agreed by the Borrower and the Required Lenders, any prepayment of Term Loans shall be applied to the then outstanding Term Loans on a pro rata basis regardless of type. Amounts prepaid on account of the Term Loans may not be reborrowed.
(c)    [Reserved].
(d)    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to noon on the due date thereof to the Administrative Agent by wire transfer, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Any payment received by the Administrative Agent after noon may, in the Administrative Agent’s discretion be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be made on the immediately succeeding Business Day.
(e)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date in accordance with Section 2, and the Administrative Agent may, but shall not be required to do so, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith, on written demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the rate per annum applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.
If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(f)    Unless the Administrative Agent shall have received a written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower have made such payment on such date in accordance herewith and may, but shall not be required to do so, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
(g)    If any Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Section 2.12, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 5.1 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(h)    The obligations of the Lenders hereunder to (i) make Term Loans, and (ii) to make payments pursuant to Section 10.7, as applicable, are several and not joint. The failure of any Lender to make any such Term Loan or to make any such payment under Section 10.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or to make its payment under Section 10.7.
(i)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.
(j)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees, then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees, then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(k)    If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Term Loan made by it or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Term Percentage of such payment on account of the Term Loans obtained by all of the Lenders, such Lender shall (a) notify the Administrative Agent in writing of the receipt of such payment, and (b) within five (5) Business Days of such receipt purchase (for cash at face value) from the other Lenders (through the Administrative Agent), without recourse, such participations in the Term Loans made by them, as applicable, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Term Percentages; provided, however, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any of their Affiliates (as to which the provisions of this paragraph shall apply; provided that, for purposes of this clause (y), Lenders on the Closing Date and Affiliates and Approved Funds thereof shall not be Affiliates). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12(k) may exercise all its rights of payment (including the right of set- off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.12(k) shall be required to implement the terms of this Section 2.12(k). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.12(k) and shall in each case notify the Lenders following any such purchase. The Borrower consents on behalf of itself and each other Loan Party to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
2.13    Illegality; Requirements of Law.
(a)    Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Term Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), any obligation of the Lenders to make Term Loans, and any right of the Borrower to continue Term Loans, shall be suspended. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), convert all

SOFR Loans to ABR Loans or prepay all Term Loans on the last day of the Interest Period therefor at Borrower’s election, if all affected Lenders may lawfully continue to maintain such Term Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term Loans to such day, in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.15.
(b)    Requirements of Law. If the adoption of or any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, in each case made subsequent to the Closing Date:
(i)    shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its Term Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)    shall impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loans made by such;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining Term Loans determined with reference to Adjusted Term SOFR or of maintaining its obligation to make such Term Loans, or to increase the cost to such Lender, or to reduce the amount of any sum receivable or received by such Lender or other Recipient hereunder in respect thereof (whether of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient, the Borrower will promptly pay such Lender or other Recipient, as the case may be, any additional amount or amounts necessary to compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled and the calculation of the amounts owed.
(c)    If any Lender determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Commitments of such Lender or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, such Lender shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled and the calculation of the amounts owed.
(d)    For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.
(e)    A certificate as to any additional amounts payable pursuant to paragraphs (b) of (c) of this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) setting forth the reasons for and the calculations of the amounts owed shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 2.13, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of the change in the Requirement of Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 2.13 shall survive the Discharge of Obligations and the resignation of the Administrative Agent.
2.14    Taxes.
For purposes of this Section 2.14, the term “applicable law” includes FATCA.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law, and the Borrower shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section 2.14. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes. The Borrower shall, or shall cause the relevant Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment of, any Other Taxes and indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, the Borrower shall, or shall cause such other Loan Party to, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent acting at the direction of Required Lenders.
(d)    Indemnification by Loan Parties. The Borrower shall, and shall cause each other Loan Party to, jointly and severally indemnify each Recipient, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including any recording and filing fees with respect thereto or resulting therefrom and any liabilities with respect to, or resulting from, any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If any Loan Party fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Loan Party shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.
(e)    Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.14(e).
(f)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if the Lender is not legally entitled to complete, execute or deliver such documentation or, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS

Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.14(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.14(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Discharge of Obligations.
2.15    Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) a default by the Borrower in making a borrowing of, conversion into or continuation of Term Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by the Borrower in making any prepayment of or conversion from Term Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) for any reason, the making of a prepayment of Term Loans on a day that is not the last day of an Interest Period with respect thereto. Such losses and expenses shall be equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Term Loans provided for herein (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable and the calculation thereof pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the Discharge of Obligations.
2.16    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13(b), Section 2.13(c), Section 2.14(a), Section 2.14(b) or Section 2.14(d) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Term Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13(b), Section 2.13(c), Section 2.14(a), Section 2.14(b) or Section 2.14(d). The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment made at the request of the Borrower.
2.17    Substitution of Lenders. Upon the receipt by the Borrower of any of the following (or in the case of clause (a) below, if the Borrower is required to pay any such amount), with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):
(a)    a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.14 or of increased costs pursuant to Section 2.13(b) or Section 2.13(c) (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.16 or is a Non-Consenting Lender);
(b)    a notice from the Administrative Agent under Section 10.1(b) that one or more Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or
(c)    notice from the Administrative Agent that a Lender is a Defaulting Lender;

then the Borrower may, at its sole expense, upon written notice to such Lender and the Administrative Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Term Loans and Term Commitment; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Term Loans and Term Commitment (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”) at an amount equal to the outstanding principal amount of such Affected Lender’s Term Loan, plus all accrued interest thereon, accrued fees, premiums and other amounts payable to it hereunder; provided, however, that the Borrower shall be liable for the payment upon written demand of all costs and other amounts arising under Section 2.15 that result from the acquisition of any Affected Lender’s Term Loan and/or Term Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any Term Loans then outstanding; and provided further, that if the Borrower elects to exercise such right with respect to any Affected Lender under clauses (a) or (b) of this Section 2.17, the Affected Lender shall be entitled to the Applicable Premium set forth in Section 2.5(b) as if such Term Loans were optionally prepaid on such date pursuant to Section 2.5(a) (in this case, the Applicable Premium shall be calculated as if such Term Loans were optionally paid) (provided, however, that for the purpose of clarity, if the Borrower elects to exercise such right with respect to any Affected Lender under clause (c) of this Section 2.17, the Affected Lender shall not be entitled to the Applicable Premium). The Affected Lender replaced pursuant to this Section 2.17 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Term Loans and Term Commitment upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including amounts under Section 2.15 hereof). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 11.6 (with the assignment fee to be paid by the Borrower in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.17, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
2.18    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.1 and in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent (including legal fees and expenses) hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loans under this Agreement; fourth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Term Loans were made at a time when the conditions set forth in Section 5.1 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender until such time as all Term Loans are held by the Lenders pro rata in accordance with the Term Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Defaulting Lender Cure. If a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, pay the amount of the defaulted funding obligation or expense, purchase at par that portion of outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be reasonably necessary to cause such Lender to no longer be a Defaulting Lender and the Term Loans to be held on a pro rata basis by the Lenders in accordance with their respective Term Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.
2.19    [Reserved].
2.20    Notes. If so requested by any Lender by written notice to the Borrower, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.6) (promptly after the Borrower’s receipt of such notice) a Term Loan Note or Term Loan Notes to evidence such Lender’s Term Loans.
2.21    Benchmark Replacement Setting.
(a)    Benchmark Replacement.
(i)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(ii)    No swap agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.21).
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The

Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.21(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.21, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.21.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term Loans to be made, converted or continued during any Benchmark Unavailability Period.
SECTION 3
RESERVED
SECTION 4
REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and the Lenders to make the Term Loans, each Loan Party hereby represents and warrants to the Administrative Agent and each Lender that:
4.1    Financial Condition.
(a)    The Pro Forma Financial Statements have been prepared giving effect (as if such events had occurred on such date) to (i) the Term Loans to be made on the Closing Date and the use of proceeds thereof, (ii) the consummation of the Refinancing, and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements have been prepared based on the best information available to Holdings as of the date of delivery thereof, present fairly in all material respects on a pro forma basis the estimated financial position of Holdings and its consolidated Subsidiaries as of June 30, 2024.
(b)    The balance sheet of Holdings and its Subsidiaries as of December 31, 2023 and the related consolidated statements of income and of cash flows for the Fiscal Years ended on such dates, reported on, present fairly in all material respects the consolidated financial condition of the Holdings and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective Fiscal Years then ended. The audited balance sheet of the Holdings and its Subsidiaries as at December 31, 2023, and the related unaudited statements of income and cash flows for the twelve-month period ended on such date, present fairly in all material respects the combined financial condition of the Holdings and its Subsidiaries as at such date, and the combined results of its operations and its combined cash flows for the twelve-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved.
4.2    No Change. Since December 31, 2023, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
4.3    Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of the jurisdiction of its organization, formation, incorporation, amalgamation or continuation, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction in which the nature of the business conducted by it or the nature of the properties owned or leased by it requires such qualification or license, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
4.4    Power, Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform each of the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except such Governmental Approvals, consents, authorizations, filings and notices (i) have been obtained or made and are in full force and effect and the filings referred to in Section 4.19 or (ii) the failure to possess which, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
4.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation (including any organizational documents, shareholder agreements, voting agreements or similar agreements) of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents). No Loan Party has violated any Requirement of Law or violated or failed to comply with any Contractual Obligation applicable to Holdings or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.
4.6    Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to the validity or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which, if adversely determined, could reasonably be expected to result in liability in excess of $5,000,000.
4.7    No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect. No Default or Event of Default has occurred and is continuing, nor shall either result from the making of a requested credit extension.
4.8    Ownership of Property; Liens; Investments. Each Loan Party has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all of its other property, and none of such fee owned property is subject to any Lien except as permitted by Section 7.3. No Loan Party owns any Investment except as permitted by Section 7.7.
4.9    Intellectual Property. Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning any Loan Party’s use of any Intellectual Property or the validity or effectiveness of any Group Member’s Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by each Loan Party, and the conduct of such Loan Party’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person and there are no claims pending or, to the knowledge of the Borrower, threatened to such effect, which in either case could reasonably be expected to have a Material Adverse Effect.

4.10    Taxes. Each Loan Party and its Subsidiaries has filed or caused to be filed (i) all federal, provincial, state and other returns and reports that are required to be filed (taking into account all applicable extension periods) and (ii) has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party); no Tax Lien has been filed, other than Liens for Taxes not yet due and payable and Liens for Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
4.11    Federal Regulations. No Borrower is engaged or will engage, principally or as one of its important activities, in the business of “buying” or “carrying” “margin stock” (within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Term Loans, and no other extensions of credit hereunder, will be used for buying or carrying any such margin stock or for extending credit to others for the purpose of purchasing or carrying margin stock in violation of Regulations T, U or X of the Board. If any margin stock directly or indirectly constitutes Collateral securing the Obligations, if requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
4.12    Labor Matters. (a) There are no actual or threatened strikes, lockouts, slowdowns, work stoppages, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins, sick-outs, or other forms of organized labor disruption with respect to any Group Member; (b) each Group Member is in compliance with all applicable laws relating to labor and employment, including but not limited to all laws relating to employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; equal employment opportunities; labor relations; wages and hours; immigration; workers’ compensation; privacy; accessibility; employee benefits; background and credit checks; occupational safety and health; family and medical leave; (c) as of the Closing Date, there are no pending or threatened proceedings, investigations, claims, actions or grievances against any Group Member brought by or on behalf of any applicant for employment, any current or former employee, representative, agents, consultant, independent contractor, subcontractor, or leased employee, volunteer, or “temp” of any Group Member, or any group or class of the foregoing, or any Governmental Authority; (d) the consummation of the transactions contemplated this Agreement and the other Loan Documents and of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Group Member is bound; and (e) all payments due and owed by any Loan Party under any health and welfare plan have been paid or accrued as a liability on the books of the relevant Group Member.
4.13    ERISA. (a) Each Group Member and each ERISA Affiliate are in compliance in all respects with all applicable provisions and requirements of ERISA, the Code and all other applicable laws with respect to each Plan, and have performed all their obligations under each Plan; (b) no ERISA Event has occurred or is reasonably expected to occur; (c) each Group Member and each ERISA Affiliate have met all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained; (d) as of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $500,000; (e) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code; (f) all liabilities under each Plan are (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Plans, (ii) insured with a reputable insurance company, (iii) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto or (iv) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; (g) there are no circumstances which may give rise to a liability in relation to any Plan which is not funded, insured, provided for, recognized or estimated in the manner described in clause (g); and (h) no Group Member is or will be (i) a “benefit plan investor” within the meaning of Section 3(42) of ERISA, (ii) an entity whose assets are deemed to include “plan assets” under Section 3(42) of ERISA or under any similar law, (iii) a “governmental plan” within the meaning of Section 3(32) of ERISA; in each of the foregoing, except for a liability that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.14    Investment Company Act; Other Regulations. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law that limits its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.
4.15    Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Loan Party or any Subsidiary, except as may be created by the Loan Documents and (c) Holdings, directly or indirectly, owns free and clear of all Liens, and has the unencumbered right to vote, all outstanding Capital in each Person shown to be held by it on Schedule 4.15.
4.16    Use of Proceeds. The proceeds of the Term Loans shall be used only to (i) fund the Refinancing; provided that, for the avoidance of doubt, no proceeds of the Term Loans may be used to pay any premium, make-whole or penalty payments required to be paid in connection with the Refinancing, and (ii) pay the fees and expenses in connection with the Transactions.

4.17    Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)    Each of the facilities and properties owned, leased or operated by any Loan Party (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of, or give rise to liability under, any Environmental Law;
(b)    In the past five (5) years, no Loan Party has received or has actual knowledge of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding violation of with Environmental Laws with regard to any of the Properties or the business operated by any Loan Party (the “Business”), nor does the Borrower have actual knowledge or reason to believe that any such notice will be received or is being threatened;
(c)    In the past five (5) years, no Loan Party has transported or disposed of Materials of Environmental Concern from the Properties in violation of any Environmental Law, nor has any Loan Party generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of any applicable Environmental Law;
(d)    no judicial proceeding or governmental or administrative action is pending or, to the actual knowledge of the Borrower, threatened, under any Environmental Law to which any Loan Party is named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements with outstanding under any Environmental Law with respect to the Properties or the Business;
(e)    in the past five (5) years, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Loan Party or otherwise in connection with the Business, in violation of Environmental Laws;
(f)    the Properties and all operations of the Loan Parties at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and to the actual knowledge of the Borrower, there is no contamination at, under or about the Properties in violation of any Environmental Law with respect to the Properties or the Business; and
(g)    no Loan Party has assumed any liability of any other Person (other than another Loan Party) under Environmental Laws.
4.18    Accuracy of Information, etc. No statement or information contained in (i) this Agreement or any other Loan Document, or (ii) any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, which, in the case of this clause (ii), was not subsequently corrected in writing prior to the Closing Date, contained as of the date of such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
4.19    Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock (as defined in and as described in the Guarantee and Collateral Agreement) that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the UCC or the corresponding code or statute of any other applicable jurisdiction, when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).
4.20    Solvency; Voidable Transaction. The Loan Parties, taken as a whole are, and after giving effect to the incurrence of all Indebtedness, Obligations and obligations being incurred in connection herewith, will be and will continue to be, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.21    Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.
4.22    Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any requirement of such insurance. Each Loan Party maintains insurance with financially sound and reputable insurance companies on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability, and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

4.23    No Casualty. No Loan Party has received any notice of, nor does any Loan Party have any actual knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property.
4.24    PATRIOT Act; OFAC. The Holdings and its Subsidiaries are in compliance in all respects with the provisions of the U.S. Bank Secrecy Act and Patriot Act. No Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower or any such Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is an individual or an entity that is, or is owned or controlled by an individual or entity that is (a) currently the subject of any Sanctions, or (b) located, organized or resident in a Designated Jurisdiction.
4.25    Anti-Corruption Laws. Holdings and its Subsidiaries and, to the knowledge of the Borrower, the directors, officers, agents and employees of the foregoing, are in compliance with the U.S. Foreign Corrupt Practices Act of 1977 and all other laws, rules and regulations of any jurisdiction applicable to Holdings and its Subsidiaries (“Anti-Corruption Laws”) and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
4.26    [Reserved].

4.27    Business. As of the Closing Date, the Borrower and the other Subsidiaries are engaged in the business of, among other things, acquiring land, developing subdivisions, and/or constructing attached and detached single family homes, together with other business activities incidental thereto.
4.28    Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by the Borrower for any other services rendered ancillary to the transactions contemplated hereby.
SECTION 5
CONDITIONS PRECEDENT
5.1    Conditions to Closing Date. The effectiveness of this Agreement shall be subject to the satisfaction of the following conditions precedent (and each of the Lenders hereby confirms that all of the following have been satisfied as of the Closing Date):
(a)    Loan Documents. The Administrative Agent and the Lenders shall have received each of the following, each of which shall be in form and substance satisfactory to the Administrative Agent and the Lenders:
(i)    this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Lender listed on Schedule 1.1A;
(ii)    if required by any Lender, such Lender shall have received a Term Loan Note executed by the Borrower in favor of such Lender;
(iii)    the Guarantee and Collateral Agreement, executed and delivered by Holdings and each Guarantor;

(iv)    each other Security Document, executed and delivered by the applicable Loan Party party thereto;
(v)    each other Loan Document, executed and delivered by the applicable Loan Party thereto;
(vi)    the Administrative Agent Fee Letter, executed and delivered by the Borrower to the Administrative Agent;
(vii)    each Fee Letter, executed by the Borrower;
(viii)    the Intercreditor Agreement; and
(ix)    such other documents as the Administrative Agent may reasonably require.
(b)    Pro Forma Financial Statements; Financial Statements; Projections. The Lenders shall have received (i) the Pro Forma Financial Statements, (ii) the financial information referenced in Section 4.1(b) hereof.
(c)    Approvals. All Governmental Approvals and consents and approvals of, or notices to, any other Person (including the holders of any Capital Stock issued by any Loan Party) required in connection with the execution and performance of the Loan Documents and the consummation of the transactions contemplated hereby, shall have been obtained and be in full force and effect.
(d)    Secretary’s or Managing Member’s Certificates; Certified Operating Documents; Good Standing Certificates. The Administrative Agent and the Lenders shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by the Secretary (or other senior officer), managing member or equivalent officer of such Loan Party, substantially in the form of Exhibit C, with appropriate insertions and attachments, including (A) the Operating Documents of such Loan Party, (B) the relevant board (and/or, if applicable, shareholders’) resolutions or written consents of such Loan Party adopted by such Loan Party for the purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which such Loan Party is party, and (C) the names, titles, incumbency and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Loan Party, and (ii) a long form good standing certificate (or equivalent) for each Loan Party from its respective jurisdiction of organization, and (iii) certificates of foreign qualification for each Loan Party from each jurisdiction where the failure to be qualified or in good standing could reasonably be expected to have a Material Adverse Effect.
(e)    Responsible Officer’s Certificates.
(i)    The Administrative Agent and the Lenders shall have received a certificate signed by a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.
(ii)    The Administrative Agent and the Lenders shall have received a certificate signed by a Responsible Officer, dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, certifying that the conditions specified in Section 5.1(n) and (o) have been satisfied.
(f)    Patriot Act, etc. The Administrative Agent and each Lender shall have received, at least five (5) Business Days (or such shorter period acceptable to the Administrative Agent) prior to the Closing Date, all documentation and other information requested to comply with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and U.S. Bank Secrecy Act requirements, including OFAC, requirements and evidence of compliance by the Loan Parties with all laws, rules and regulations of any jurisdiction applicable to the Loan Parties concerning or relating to bribery or corruption and economic or financial sanctions or trade embargoes and Sanctions imposed, administered or enforced from time to time by or enforced by the United States Government (including OFAC and the U.S. Department of State), the United Nations Security Council, or other relevant sanctions authority, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.
(g)    Existing Indebtedness. All existing third party Indebtedness for borrowed money (except for any such indebtedness permitted to be outstanding in accordance with Section 7.2(d)) of the Loan Parties, shall have been, or substantially concurrently with the initial funding under this Agreement shall be, terminated and repaid in full, and the Lenders shall have received reasonably satisfactory payoff letters, all documents or instruments necessary to release all applicable Liens and evidence of the discharge (or the irrevocable and unconditional (except for receipt of the stated payoff amount) making of arrangements for discharge) of all guarantees and related Liens upon the initial funding under this Agreement.
(h)    Collateral Matters.
(i)    Lien Searches. The Lenders shall have received the results of recent lien, tax, judgment and litigation searches in each of the jurisdictions where any of the Loan Parties is formed or organized and such other jurisdictions that it reasonably requests, and such searches shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3, and Liens to be discharged on or prior to the Closing Date.
(ii)    Pledged Stock; Stock Powers; Pledged Notes. Subject to the provisions of Section 5.3, the Administrative Agent shall have received (A) the certificates representing the shares of Capital Stock pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (B) each promissory note (if any) pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the Security Documents, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(iii)    Filings, Registrations, Recordings, Agreements, Etc. Subject to the provisions of Section 5.3, each document (including any UCC financing statements, and landlord access agreements and/or bailee waivers) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create in favor of the Administrative Agent (for the ratable benefit of the Secured Parties), a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been executed and delivered to the Administrative Agent or, as applicable, be in proper form for filing, registration or recordation.
(iv)    Insurance. Subject to the provisions of Section 5.3, the Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.6 hereof and Section 5.2(b) of the Guarantee and Collateral Agreement in form and substance reasonably satisfactory to the Administrative Agent.
(v)    [Reserved].
(i)    Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date and all reasonable and documented out-of-pocket fees and expenses (including the fees and expenses of legal counsel to the Administrative Agent) for payment on or before the Closing Date, provided that such fees and expenses may be paid with proceeds of Term Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.
(j)    Legal Opinions. The Administrative Agent and the Lenders shall have received the executed legal opinion of Nelson Mullins Riley & Scarborough LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders. Such legal opinion shall cover such matters incident to the transactions contemplated by this Agreement and the other Loan Documents as the Administrative Agent and the Lenders may reasonably require.
(k)    Borrowing Notices. The Administrative Agent shall have received a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.2.
(l)    Solvency Certificate. The Administrative Agent and the Lenders shall have received a Solvency Certificate from the chief financial officer or treasurer of the Borrower.
(m)    No Material Adverse Effect. There shall not have occurred since December 31, 2023 any event or condition that has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
(n)    Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.
(o)    No Default. No Default or Event of Default shall have occurred and be continuing as of or on such date or after giving effect to the extensions of credit requested to be made on such date.
(p)    Due Diligence. The Lenders shall have completed its due diligence of the Loan Parties’ facilities, assets, books and records, with such due diligence to include, without limitation, customer reference call summaries and management background checks.
(q)    Investment Committee Approval. The Lenders shall have received final approval from the investment committee of KLIM.
Each borrowing by the Borrower hereunder and each conversion of a Term Loan shall constitute a representation and warranty by the Borrower as of the date of such extension of credit or conversion of a Term Loan, as applicable, that the conditions contained in this Section 5.1 have been satisfied.
5.2    Conditions to Each Extension of Credit. The obligations of each Lender to make any Loans shall be subject to the satisfaction of the following conditions precedent:
(a)    Borrowing Notices. The Administrative Agent shall have received a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.2.
(b)    Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.
(c)    No Default. No Default or Event of Default shall have occurred and be continuing as of or on such date or after giving effect to the extensions of credit requested to be made on such date.
5.3    Post-Closing Conditions Subsequent.
The Borrower shall satisfy each of the conditions subsequent to the Closing Date specified in Schedule 5.3 to the satisfaction of the Administrative Agent and the Lenders, in each case by no later than the date specified for such condition (or such later date as the Administrative Agent, acting at the direction of the Required Lenders, shall agree).
SECTION 6
AFFIRMATIVE COVENANTS

Each Loan Party hereby agrees that, at all times prior to the Discharge of Obligations, such Loan Party shall, and, where applicable, shall cause each other Group Member to:
6.1    Financial Statements. Furnish to the Administrative Agent, with sufficient copies for distribution to each Lender:
(a)    as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, a copy of the audited consolidated (and, if available, consolidating) balance sheet of Holdings and its consolidated Subsidiaries as at the end of such Fiscal Year and the related audited consolidated (and, if available, consolidating) statements of income and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (except for any qualification or exemption with respect to the Obligations being considered current debt in their last year of maturity), or qualification arising out of the scope of the audit, or qualification or report regarding a material financial controls weakness, by independent certified public accountants of nationally recognized standing;
(b)    as soon as available, but in any event within sixty (60) days after the end of each Fiscal Quarter of the Borrower (other than the Fiscal Quarter ending on December 31), the unaudited consolidated and consolidating balance sheet of Holdings and its consolidated Subsidiaries such Fiscal Quarter, and the related unaudited consolidated and consolidating statements of income and of cash flows for such Fiscal Quarter, and the portion of the Fiscal Year through the end of such Fiscal Quarter, as applicable, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and
(c)    [reserved].
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein and except with respect to unaudited financial statements subject to normal year-end audit adjustments and the absence of year-end audit footnotes) consistently throughout the periods reflected therein and with prior periods.
6.2    Certificates; Reports; Other Information. Furnish to the Administrative Agent, for distribution to each Lender:
(a)    concurrently with the delivery of any financial statements pursuant to Section 6.1(a) and (b), a Compliance Certificate (i) stating that, to such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) containing all information and calculations necessary for determining compliance by the Loan Parties with the provisions of this Agreement referred to therein as of the last day of the month, Fiscal Quarter or Fiscal Year of the Borrower, as the case may be (including with respect to any information and/or calculation of the Financial Condition Covenants (or any component thereof),

(iii) to the extent not previously disclosed to the Lenders, a description of any change in the jurisdiction of organization of any Loan Party and (iv) with respect to any delivery of any financial statements pursuant to Section 6.1(a) and (b), containing all information and calculations necessary for determining compliance with Section 7.7 of this Agreement (which information and calculation shall be in a form substantially consistent with Exhibit B);
(b)    as soon as available, and in any event no later than thirty (30) days after the end of each Fiscal Year of the Borrower, a detailed consolidated budget for the following Fiscal Year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of each Fiscal Quarter of such Fiscal Year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such Fiscal Year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;
(c)    promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating to the Borrower’s filings with the SEC or if disclosure is not legally permissible);
(d)    upon request by a Lender, within five (5) Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a Material Adverse Effect on any of the Governmental Approvals or otherwise on the operations of the Group Members;
(e)    [reserved].
(f)    promptly, such additional financial and other information, including, without limitation, any certification or other evidence confirming the Borrower’s compliance with the terms of this Agreement as the Administrative Agent or any Lender may from time to time reasonably request;
(g)    promptly upon receipt thereof, copies of all material reports, if any, submitted to the Borrower or its board of directors by its independent public accountants including, without limitation, any management report or letters;
(h)    within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which Holdings or any of its Subsidiaries shall file with the SEC or any national securities exchange; provided, however, that if such materials are posted in a timely matter on the SEC’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system the Loan Parties shall have no additional obligation to deliver such materials to the Administrative Agent under this Section 6.2(h);
(i)    promptly upon the mailing thereof to the shareholders or members of any Loan Party generally, copies of all financial statements, reports and proxy statements so mailed and, promptly upon the issuance thereof, but in any event within ten (10) Business Days, copies of all press releases issued by the Borrower or any Subsidiary provided, however, that if such materials are posted in a timely matter on the SEC’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system the Loan Parties shall have no additional obligation to deliver such materials to the Administrative Agent under this Section 6.2(i);
(j)    if any Termination Event shall occur that individually, or together with any other Termination Event that has occurred, results, or could reasonably be expected to have a Material Adverse Effect, a certificate of a Responsible Officer of the Borrower, within ten (10) Business Days after the Borrower obtains knowledge of the occurrence of such Termination Event, setting forth details as to such occurrence and the action, if any, which the Borrower or applicable ERISA Affiliate is required or proposes to take;
(k)    to the extent the Borrower or any other Subsidiary is aware of the same, prompt notice, but in any event within ten (10) Business Days after Borrower obtains knowledge thereof, of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect;
(l)    prompt notice, but in any event within ten (10) Business Days after the receipt thereof, of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;
(m)    a copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Borrower within five (5) Business Days after the later of (1) full execution thereof or (2) the effectiveness thereof;
(n)    prompt notice, but in any event within five (5) Business Days, of (i) any change in the senior management of the Borrower or any Subsidiary, (ii) any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any other Subsidiary, or (iii) the occurrence of any other event which, in the case of any of the immediately preceding clauses (i) and (ii), has had, or could reasonably be expected to have, a Material Adverse Effect;
(o)    prompt notice, but in any event within five (5) Business Days after the Borrower obtains knowledge thereof, of the occurrence of any default or event of default or any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(p)    prompt notice, but in any event within ten (10) Business Days, of entering into any Material Contract or Specified Derivatives Contract after the Agreement Date, and a copy of such contract provided, however, that if such materials are posted in a timely matter on the SEC’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system the Loan Parties shall have no additional obligation to deliver such materials to the Administrative Agent under this Section 6.2(p);
(q)    prompt notice, but in any event within ten (10) Business Days after receipt thereof, of any order, judgment or decree in excess of $100,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;
(r)    (i) prior to the earlier of (A) fifteen (15) days prior to a Permitted Acquisition and (B) five (5) days prior to any public filing or other public announcement regarding a Permitted Acquisition, the purpose of such Person being purchased or otherwise acquired pursuant to such Permitted Acquisition and the nature and the liabilities thereof, and (ii) otherwise, prompt notice, but in any event within five (5) Business Days, of the acquisition, incorporation or other creation of any Subsidiary, the purpose for such Subsidiary and the nature of the assets and liabilities thereof;
(s)    (i) within five (5) days after a Permitted Acquisition and (ii) otherwise, promptly upon the request of the Administrative Agent, but in any event within ten (10) Business Days after the receipt of the request, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Administrative Agent;
(t)    if applicable, promptly (but in any event within ten (10) Business Days after the Borrower obtains knowledge thereof), upon any change in any Loan Party’s credit rating, a certificate stating that such Loan Party’s credit rating has changed and the new credit rating that is in effect;
(u)    promptly (but in any event within ten (10) Business Days after), upon receipt of each request, such information identifying the Borrower as any Lender may request in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act and the beneficial ownership regulation;
(v)    promptly, and in any event within five (5) Business Days after the Borrower obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the Borrower or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Borrower or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Borrower or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Borrower or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an Environmental Claim, and the matters covered by notices referred to in any of the immediately preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(w)    [reserved].
(x)    prompt notice of any other matter that has had, or which could reasonably be expected to have, a Material Adverse Effect;
(y)    within thirty (30) days of filing, a copy of the federal income tax return filed by the Borrower;
(z)    unless otherwise agreed to between the Administrative Agent and the Borrower, copies of all material notices received from Wells Fargo and all material documents delivered to Wells Fargo in connection with the WF Credit Agreement (excluding, for the purpose of clarity, any draw requests notices and similar notices and documents); and
(aa)    from time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any of the Subsidiaries as the Administrative Agent or any Lender may reasonably request.
6.3    [Reserved].
6.4    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.
6.5    Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary in the normal conduct of its business or necessary for the performance by such Person of its Obligations under any Loan Document, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations (including with respect to leasehold interests of the Borrower) and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each ERISA Affiliate to: (1) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code or other applicable law; (2) cause each Qualified Plan to maintain its qualified status under Section 401(a) of the Code; (3) make all required contributions to any Plan; (4) make all contributions to any Multiemployer Plan; (5) ensure that all liabilities under each Plan are either (x) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Plan; (y) insured with a reputable insurance company; or (z) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and (6) ensure that the contributions or premium payments to or in respect of each Plan are and continue to be promptly paid at no less than the rates required under the rules of such Plan and in accordance with the most recent actuarial advice received in relation to such Plan and applicable law, except, with respect to (1) through (6), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.6    Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted except where the failure to do so would reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
6.7    Inspection of Property; Books and Records; Audits; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives and independent contractors of the Administrative Agent on behalf of the Lenders to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable advance notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings and its Subsidiaries with officers, directors and management employees of the Group Members and with their independent certified public accountants. The foregoing inspections and audits shall be at the Borrower’s expense, and such inspections and audits shall not be undertaken more frequently than once per year, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as the Lenders shall reasonably determine is necessary.
6.8    Notices.
Give prompt written notice of each to the Administrative Agent and each Lender of:
(a)    the occurrence of any Default or Event of Default;
(b)    any (i) default or event of default under any Contractual Obligation of any Group Member either reasonably expected to have a Material Adverse Effect on such Group Member’s business or with respect to breach or termination of, as the case may be, resulting in a monetary obligation in excess of $1,000,000, or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
(c)    any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought against any Loan Party or (iii) which relates to any Loan Document;

(d)    prompt notice, but in any event within ten (10) Business Days, of entering into any Specified Derivatives Contracts after the Closing Date, and a copy of such contract;
(i)    promptly after any Loan Party has knowledge or become aware of the occurrence of any of the following events affecting any Group Member or any ERISA Affiliate that would reasonably be expected to have a Material Adverse Effect (but in no event more than ten days after such event), the occurrence of any of the following events, and shall provide the Administrative Agent with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Plan or a Governmental Authority to any Group Member or any ERISA Affiliate with respect to such event: (A) an ERISA Event, (B) the adoption of any new Pension Plan by any Loan Party or any ERISA Affiliate, (C) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (D) the commencement of contributions by any Group Member or any ERISA Affiliate to any Multiemployer Plan or Plan that is subject to Title IV of ERISA or Section 412 of the Code;
(ii)    (A) promptly after the giving, sending or filing thereof, or the receipt thereof, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Group Member or any ERISA Affiliate with the IRS with respect to each Pension Plan, (2) all notices received by any Group Member or any ERISA Affiliate from a Multiemployer Plan sponsor concerning an ERISA Event, and (3) copies of such other documents or governmental reports or filings relating to any Plan as any Lender shall reasonably request; and (B) without limiting the generality of the foregoing, such certifications or other evidence of compliance with the provisions of Sections 4.13 and 7.9 as any Lender (through the Administrative Agent) may from time to time reasonably request; and
(iii)    Any Group Member becoming a “benefit plan investor” under Section 3(42) of ERISA and/or any Group Member assets being deemed to include “plan assets” under Section 3(42) of ERISA or under any similar law applicable to such Group Member;
(e)    (i) any Disposition undertaken by Holdings or any Subsidiary to someone other than to a Loan Party resulting in Net Cash Proceeds equaling or exceeding $1,000,000, (ii) any issuance by Holdings or any Subsidiary thereof of any Capital Stock to someone other than to a Borrower, a Subsidiary of Holdings or an employee, officer director or consultant, in each case, in the ordinary course of business, (ii) any incurrence by the Borrower or any Subsidiary of Holdings of any Indebtedness (other than Indebtedness constituting Term Loans and Indebtedness permitted by Section 7.2) in a principal amount equaling or exceeding $1,000,000, and (iv) with respect to any such Disposition resulting in Net Cash Proceeds equaling or exceeding $1,000,000, issuance of Capital Stock or incurrence of Indebtedness, the amount of any Net Cash Proceeds received by the Borrower or such Subsidiary in connection therewith;
(f)    any material change in accounting policies or financial reporting practices by any Loan Party;

(g)    any development or event that has had or could reasonably be expected to have a Material Adverse Effect;
(h)    promptly upon the request of the Administrative Agent (but in any event within ten (10) Business Days after receipt of the request), the Derivatives Value in respect of any Specified Derivatives Contract from time to time outstanding; or
(i)    prompt notice, but in any event within three (3) Business Days, of Liquidity being less than $22,000,000.00.
Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
6.9    Environmental Laws.
(a)    Comply in all material respects with all applicable Environmental Laws, and obtain and comply in all material respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
6.10    [Reserved].
6.11    [Reserved].
6.12    Additional Collateral, Etc.
(a)    [Reserved].
(b)    [Reserved].
(c)    To the extent permitted under the WF Credit Agreement, with respect to any new direct or indirect Subsidiary (other than any Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party (including pursuant to a Permitted Acquisition), promptly (and in any event within fifteen (15) Business Days or such longer period as approved by the Required Lenders in their sole discretion): (i) except to the extent the Capital Stock of such new Subsidiary constitutes Excluded Equity (in which case only such portion constituting Excluded Equity shall be excluded, meaning the portion up to 65% shall be included herein), execute and deliver to the Administrative Agent such supplements, joinders or amendments to the applicable Security Documents as the Required Lenders deems reasonably necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned directly or indirectly by such Loan Party, (ii) deliver to the Administrative Agent and the Required Lenders such documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and (iii) cause such new

Subsidiary or any Subsidiary formed for the purpose of acquiring any such Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and other applicable Security Documents, (B) to take such actions as are reasonably necessary or advisable in the opinion of the Required Lenders to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest (subject to Liens permitted hereunder) in the Collateral described in the Guarantee and Collateral Agreement or such other Security Documents, with respect to such Subsidiary, including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Required Lenders or the administrative Agent and (C) to deliver to the Required Lenders and the Administrative Agent, and the Administrative Agent a certificate of such Subsidiary, in a form reasonably satisfactory to the Required Lenders, with appropriate insertions and attachments.
(d)    [Reserved].
(e)    [Reserved].
Notwithstanding the foregoing, (i) other than the Collateral in which a Lien was previously granted or required to be granted by the Loan Parties, or the guarantees provided by the Loan Parties, in each case on the Closing Date or pursuant to Section 6.12, the Loan Parties shall not be required to deliver or perfect the Administrative Agent’s security interest under any law with respect to any Collateral (except to the extent perfection can be accomplished by filing UCC financing statements or provide any guarantee of the Obligations), in each case, if the cost of delivering or perfecting the lien in such Collateral or of providing such guarantee exceeds the benefit to the Lenders (which shall take into account any adverse tax consequences suffered or expected to be suffered by the Borrower as a result thereof), in each case, as determined by the Required Lenders in their reasonable discretion, (ii) Liens on the Capital Stock of (or other ownership interest in) a Subsidiary that is required to be pledged shall be documented under U.S. law if the cost of providing a local law pledge exceeds the benefit to the Lenders, in each case, as determined by the Required Lenders in their reasonable discretion, and (iii) other than the Collateral in which a Lien was previously granted or required to be granted by the Loan Parties, or the guarantees provided by the Loan Parties, in each case on the Closing Date or pursuant to Section 6.12, no such Liens or guarantees shall be required to be provided by any Subsidiary in any case in which (or, if applicable, to the extent that) the provision of such Lien or guarantee would violate applicable law or a legal duty of the directors of such Subsidiary, in each case, as determined by the Required Lenders in their reasonable discretion.
6.13    Public/Private Information. The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to Holdings and its Subsidiaries or any of their securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information.”

6.14    Use of Proceeds. Use the proceeds of the Term Loans only for the purposes specified in Section 4.16.
6.15    Anti-Corruption Laws. Conduct its business in all material respects in compliance with all applicable Anti-Corruption Laws and maintain policies and procedures designated to promote and achieve compliance with such laws.
6.16    Further Assurances. Execute any further instruments and take such further action as the Required Lenders reasonably deem necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement or any other Loan Document.
SECTION 7
NEGATIVE COVENANTS
Each Loan Party hereby agrees that, at all times prior to the Discharge of Obligations, such Loan Party, shall not, nor shall such Loan Party permit any Subsidiary of such Loan Party, as applicable, to, directly or indirectly:
7.1    Financial Condition Covenants.
(a)    Minimum Liquidity. The Borrower shall maintain (i) Liquidity of not less than $20,000,000.00 at all times and (ii) Unrestricted Cash of not less than $10,000,000 at all times.
(b)    Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio of Holdings and its Subsidiaries calculated on the last day of any Fiscal Quarter of Holdings (beginning with the Fiscal Quarter period ended September 30, 2024) ending as of the last day of any Fiscal Quarter to be greater than 2.50 to 1.00 (the “Leverage Ratio Threshold”); provided, however, with respect to this Section 7.1(b), the Borrower shall be permitted up to two (2) instances from and after the Closing Date until December 31, 2025 to allow the Consolidated Total Leverage Ratio (as determined on the last day of each Fiscal Quarter) to exceed the Leverage Ratio Threshold so long as the Borrower shall not permit the Consolidated Total Leverage Ratio as of the last day of such fiscal quarter to be greater than 2.625 to 1.00.
(c)    Minimum Tangible Net Worth. From the Closing Date, Holdings shall not permit Tangible Net Worth at any time to be less than $70,000,000.00.
(d)    Minimum DSCR. Permit the Debt Service Coverage Ratio of Holdings and its Subsidiaries calculated on the last day of any Fiscal Quarter of Holdings (beginning with the Fiscal Quarter period ended September 30, 2024) ending as of the last day of any Fiscal Quarter (i) until June 30, 2025 to be less than 1.35 to 1.00 and (ii) thereafter to be greater than 1.50 to 1.00; provided, however, with respect to this Section 7.1(c), Holdings and its Subsidiaries shall be permitted up to two (2) instances from and after the Closing Date until June 30, 2025 to allow the Debt Service Coverage Ratio (as determined on the last day of each Fiscal Quarter) to be less than 1.35 to 1.00 but greater than or equal to 1.20 to 1.00.
7.2    Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)    Indebtedness of any Loan Party pursuant to any Loan Document;
(b)    Indebtedness of any Group Member owing to any other Group Member; provided that (i) with respect to Indebtedness owed by a Loan Party to a Group Member that is not a Loan Party, such Indebtedness shall be subordinated to the Discharge of Obligations pursuant to the Intercompany Subordination Agreement (which shall be in full force and effect on or prior to the incurrence of any such Indebtedness ) and (ii) with respect to Indebtedness owed by a Group Member that is not a Loan Party to a Loan Party, such Indebtedness shall be evidenced by a master promissory note and such promissory note shall have been pledged in favor of the Administrative Agent (on behalf of the Secured Parties) as Collateral in accordance with the Loan Documents; and provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Subsidiary of Holdings ceasing to be a Subsidiary, or a Loan Party ceasing to be a Loan Party, shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this Section 7.2(b);
(c)    Guarantee Obligations (i) of any Loan Party of the Indebtedness of any other Loan Party; (ii) of any Group Member (which is not a Loan Party) of the Indebtedness of any Loan Party, or (iii) by any Group Member (which is not a Loan Party) of the Indebtedness of any other Group Member (which is not a Loan Party), provided that, in any case of sub-clauses (i), (ii) or (iii), the Indebtedness so guaranteed is otherwise permitted by the terms hereof; provided that, in any case of sub-clauses (i), (ii) or (iii), the Indebtedness so guaranteed is otherwise permitted by the terms hereof;
(d)    Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(d) as of the Closing Date and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof, increase the principal amount thereof, or add any direct or any contingent obligor with respect thereto) except by an amount equal to a reasonable premium and other fees and expenses reasonably incurred in connection therewith;
(e)    Indebtedness (including, without limitation, Capital Lease Obligations but excluding, for the avoidance of doubt, Capital Lease Obligations that are treated as operating leases pursuant to the definition of such term, and Surety Indebtedness) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount together with the debt referred to in Section 7.2(q), not to exceed, at any time, the Maximum Other Indebtedness Amount (or such greater amount as the Required Lenders may agree in writing in their sole discretion) at any one time outstanding and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof except by an amount equal to a reasonable premium and other fees and expenses reasonably incurred in connection therewith);
(f)    Surety Indebtedness and any other Indebtedness in respect of letters of credit, banker’s acceptances or similar arrangements; provided that any Indebtedness incurred pursuant to this clause (f) shall be incurred in the ordinary course of business and shall not constitute an obligation for borrowed money;
(g)    [reserved].
(h)    [reserved].

(i)    with respect to each Subsidiary, cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, treasury, depository, cash management and similar arrangements in each case in connection with Deposit Accounts incurred in the ordinary course;
(j)    Indebtedness consisting of the financing of insurance premiums;
(k)    Derivatives contracts entered into in connection with the WF Credit Agreement;
(l)    [reserved].
(m)    the WF Debt, so long as (i) the WF Debt is subject to the Intercreditor Agreement and (ii) the aggregate principal amount of such WF Debt shall not exceed the lesser of (i) $231,000,000 and (ii) the Borrowing Base at any time;
(n)    trade account payable and accrued expenses arising or occurring in the ordinary course of business;
(o)    Indebtedness consisting of taxes payable, and obligations in respect of customer deposits, all to the extent incurred in the ordinary course of any Loan Party’s business;
(p)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence; and
(q)    so long as no Default or Event of Default exists or would result therefrom at the time incurred, other unsecured and secured debt (together with such debt referred to in clause 7.2(e)) (collectively, the “Other Indebtedness”); provided that: (i) the commitment amount of such Other Indebtedness shall not exceed the Maximum Other Indebtedness Amount in the aggregate at any time; (ii) such Other Indebtedness, if secured, is secured by property other than the Collateral, (iii) such Other Indebtedness is not cross-defaulted to this Agreement, (iv) the fair market value of such property that secures such Other Indebtedness, if any, shall be no greater than two (2) times the amount of such Other Indebtedness in the aggregate, determined at the time of the incurrence thereof, (v) the Borrower shall be in compliance with the financial covenants set forth in Section 7.1 at the time of and immediately after giving effect to the incurrence of such Other Indebtedness, and (vi) no covenants under any such Other Indebtedness incurred pursuant to this clause (q) shall be more restrictive, when taken as a whole, than those covenants contained in this Agreement.
7.3    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
(a)    Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings diligently conducted; provided that adequate reserves with respect thereto are maintained on the books of the applicable Loan Party or Subsidiary thereof in conformity with GAAP;

(b)    carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;
(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, Surety Indebtedness, appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (in each case, other than for borrowed money or any indebtedness or any Liens arising under ERISA or the Code);
(e)    zoning restrictions, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary of Holdings;
(f)    Liens in existence on the Closing Date listed on Schedule 7.3(f) as of the Closing Date; provided that no such Lien is spread to cover any additional property after the Closing Date, (i) the amount of Indebtedness secured or benefitted thereby is not increased, (ii) the direct or any contingent obligor with respect thereto is not changed, and (iii) any renewal or extension of the obligations secured thereby is permitted by Section 7.2(d);
(g)    Liens securing Indebtedness incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with, or within one hundred eighty (180) days after, the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (iii) the amount of Indebtedness secured thereby does not exceed the fair market value of such acquired assets; provided that with respect to any refundings, renewals or extensions thereof, the amount of Indebtedness secured thereby is not increased, except by an amount permitted by Section 7.2(e);
(h)    Liens created pursuant to the Security Documents;
(i)    [reserved].
(j)    judgment Liens that do not constitute a Default or an Event of Default under Section 9.1(h) of this Agreement;
(k)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Subsidiary, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;

(l)    (i) cash deposits and liens on cash and Cash Equivalents and accounts receivable pledged to secure Indebtedness permitted under Section 7.2(f) (including, without limitation, Surety Indebtedness) and (ii) Liens securing reimbursement obligations with respect to letters of credit permitted by Section 7.2(f) that encumber documents and other property relating to such letters of credit;
(m)    Liens securing Indebtedness incurred pursuant to Section 7.2(q);
(n)    [reserved].
(o)    Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to all Group Members) $1,000,000 at any one time;
(p)    Liens on insurance proceeds in favor of insurance companies granted solely to secured financed insurance premiums permitted under Section 7.2(j);
(q)    non-exclusive licenses of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business;
(r)    Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;
(s)    Liens on any earnest money deposits required in connection with a Permitted Acquisition or consisting of earnest money deposits required in connection with an acquisition of property not otherwise prohibited hereunder;
(t)    Liens in favor of property owners’ associations that are not yet due and payable or, to the extent due and payable, being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and as to which the property subject to such Lien is not yet subject to foreclosure, sale or loss on account thereof;
(u)    Liens incurred or deposits made to secure the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay, appeal, indemnity, performance, or other similar bonds, developer’s or other obligations to make on-site or off-site improvements or other similar obligations arising in the ordinary course of business;
(v)    Liens securing indebtedness permitted under Section 7.2(k); and
(w)    Liens securing indebtedness permitted under Section 7.2(m).
Notwithstanding the foregoing, no Group Member shall permit any Lien on any of its Intellectual Property other than Liens arising by operation of any Requirement of Law and Liens described in Sections 7.3(q), 7.3(v) and 7.3(w) that in each case, do not secure any Indebtedness for borrowed money (other than securing indebtedness permitted under Sections 7.2(k) and 7.2(m)).

7.4    Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
(a)    (i) any Loan Party may be merged, amalgamated or consolidated with or into another Loan Party (provided that if such transaction involves the Borrower, the Borrower is the surviving entity); and (ii) any Subsidiary that is not a Loan Party may be merged, amalgamated or consolidated with or into (A) another Subsidiary that is not a Loan Party or (B) a Loan Party (provided that a Loan Party is the surviving entity);
(b)    any Subsidiary of Holdings may Dispose of any or all of its assets (i) pursuant to any liquidation, dissolution or other transaction that results in the assets of such Subsidiary being transferred to the Borrower or any other Loan Party, or (ii) pursuant to a Disposition permitted by Section 7.5;
(c)    any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation; and
(d)    (i) any Group Member (other than the Borrower) may liquidate or dissolve, and (ii) any Group Member may change its legal form, in each case, if in either case under clause (i) or (ii), the Borrower determines in good faith that such action is in the best interests of Holdings and its Subsidiaries and is not materially disadvantageous to the Lenders and, if such dissolved or liquidated Group Member is a Loan Party, such Group Member’s assets are distributed or otherwise transferred to another Loan Party; provided that if the Borrower has taken an action described in this clause (d), the Borrower shall provide prior written notice (no later than 10 Business Days prior to such action) to the Administrative Agent.
7.5    Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of Holdings, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
(a)    Dispositions of obsolete, surplus or worn out property in the ordinary course of business;
(b)    Dispositions of Inventory in the ordinary course of business;
(c)    Dispositions permitted by clause (i) of Section 7.4(b);
(d)    the sale or issuance of the Capital Stock (other than Disqualified Stock) of any Subsidiary Holdings to the Borrower or to another Subsidiary of Holdings (provided such Person owned Capital Stock of such Subsidiary as of the Closing Date);
(e)    the Disposition of property (i) by any Loan Party to any other Loan Party, and (ii) by any Group Member (which is not a Loan Party) to any other Group Member;
(f)    Dispositions of property subject to a Casualty Event;
(g)    leases or subleases of real property;
(h)    the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(i)    any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Group Member that the Borrower determines in good faith is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lenders;
(j)    (i) the non-exclusive licensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business; and (ii) non-exclusive licenses of patents, trademarks, copyrights, and other Intellectual Property rights customary for companies of similar size and in the same industry as the Borrower which would not result in a legal transfer of title of such licensed Intellectual Property; provided that with respect to this clause (ii), such licenses may be exclusive solely with respect to the use of such Intellectual Property in discrete geographical areas outside of the United States where the Borrower or any Subsidiary of Holdings do not operate;
(k)    Dispositions of cash and Cash Equivalents not prohibited by this Agreement;
(l)    to the extent constituting Dispositions, Liens permitted under Section 7.3;
(m)    to the extent constituting Dispositions, Restricted Payments permitted under Section 7.6;
(n)    to the extent constituting Dispositions, Investments permitted under Section 7.7;
(o)    Dispositions of real property in the ordinary course of business and consistent with past practice; and
(p)    Dispositions of other property having a book value not to exceed $2,500,000 in the aggregate for any Fiscal Year of the Borrower, provided that at the time of any such Disposition, no Event of Default shall have occurred and be continuing or would result from such Disposition.
7.6    Restricted Payments.
(a)    Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings or any of its Subsidiaries (collectively, and including the avoidance of doubt, charitable contributions, “Restricted Payments”), except any Subsidiary may make Restricted Payments to any Loan Party.
7.7    Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting all or a substantial portion of a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
(a)    Investments in cash and Cash Equivalents;

(b)    Guarantee Obligations permitted by Section 7.2;
(c)    intercompany Investments made after the Closing Date (i) by any Group Member in a Loan Party; provided that, the aggregate amount to Non-Secured Loan Parties shall not exceed $2,000,000, or (ii) by any Group Member (which is not a Loan Party) in any other Group Member (which is not a Loan Party), in each case subject at all times to the Intercompany Subordination Agreement (which shall be in full force and effect on or prior to the making of any Investment pursuant to this clause (e));
(d)    Investments existing on the Closing Date and set forth on Schedule 7.7(h); and
(e)    purchases or other acquisitions by the Borrower of the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person (each, a “Permitted Acquisition”); provided that, with respect to each such purchase or other acquisition:
(i)    the newly-created or acquired Subsidiary (or assets acquired in connection with such asset sale) shall be (x) in the same or a related line of business as that conducted by the Borrower on the Closing Date, or (y) in a business that is ancillary to and in furtherance of the line of business as that conducted by the Borrower on the Closing Date;
(ii)    all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;
(iii)    no Loan Party shall, as a result of or in connection with any such purchase or acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that, as of the date of such purchase or acquisition, could reasonably be expected to result in the existence or incurrence of a Material Adverse Effect;
(iv)    the Borrower shall give the Administrative Agent at least ten (10) Business Days prior written notice of any such purchase or acquisition;
(v)    the Borrower shall provide to the Administrative Agent as soon as available but in any event not later than five (5) Business Days prior to the execution thereof, a draft of any purchase agreement or similar agreement with respect to any such purchase or acquisition;
(vi)    any such newly-created or acquired Subsidiary, or the Group Member that is the acquirer of assets in connection with an asset acquisition, shall comply with any applicable requirements of Section 6.12;
(vii)    (x) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (y) immediately after giving effect to such purchase or other acquisition, the Holdings and its Subsidiaries (1) shall be in compliance with each of the covenants set forth in Sections 7.1 based upon financial statements delivered to the Administrative Agent which give effect, on a Pro Forma Basis, to such acquisition or other purchase;
(viii)    no Default or an Event of Default exists, or would result from such acquisition;
(ix)    such purchase or acquisition shall not constitute an Unfriendly Acquisition;
(x)    the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date on which any such purchase or other acquisition is to be consummated (or such later date as is agreed by the Required Lenders in their sole discretion), a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Required Lenders and the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;
(xi)    the target (I) has revenue for the trailing twelve (12) month period that are less than twenty percent (20%) of the revenues of Holdings and its Subsidiaries for the corresponding twelve (12) month period, determined on a consolidated basis and in accordance with GAAP, and (II) has assets with an aggregate value (in each case as shown on the balance sheet of such Person for the then most recently ended Fiscal Quarter) of less than twenty percent (20%) of Holdings’ Consolidated Tangible Asset Value (as defined in the WF Credit Agreement), each at the time of such purchase or other acquisition.
(f)    Investments in an Excluded Subsidiary in an aggregate amount not to exceed $750,000.
7.8    ERISA. The Borrower shall not, and shall not permit any Group Member or any ERISA Affiliate to do any of the following, if the action would reasonably be expected to have a Material Adverse Effect: (a) terminate any Pension Plan so as to result in any material liability to any Group Member or any ERISA Affiliate, (b) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a material liability to any Group Member or any ERISA Affiliate, (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to any Group Member or any ERISA Affiliate, (d) enter into any new Pension Plan or modify any existing Pension Plan so as to increase its obligations thereunder which could result in any material liability to any Group Member or any ERISA Affiliate, (e) permit the present value of all nonforfeitable accrued benefits under any Pension Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Pension Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan, or (f) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Administrative Agent or any Lender of any of its rights under this Agreement, any Term Loan Note or the other Loan Documents) to be a non- exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code. In addition, no Group Member shall become a “benefit plan investor” within the meaning of Section 3(42) of ERISA and/or become an entity in which its assets are deemed to include “plan assets” within the meaning of Section 3(4) of ERISA or any applicable similar law.
7.9    Optional Payments and Modifications of Certain Preferred Stock. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Preferred Stock (i) that would move to an earlier date the scheduled redemption date (but only to the extent that moving any such scheduled redemption date would result in the redemption to be prior to ninety-one (91) days after the Term Loan Maturity Date) or increase the amount of any scheduled redemption payment or increase the rate or move to an earlier date any date for payment of dividends thereon or (ii) that would otherwise be materially disadvantageous to the Lenders.
7.10    Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions solely among Loan Parties), except:
(a)     any transaction that is (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the relevant Loan Party, and (iii) upon fair and reasonable terms no less favorable to the relevant Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate;
(b)    Restricted Payments expressly permitted under Section 7.6(a);
(c)    loans or other transactions by and among the Borrower and/or one or more Subsidiaries permitted under Section 7.7;
(d)    the Transactions; and
(e)    employment and severance arrangements between a Borrower or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements be payable in cash upon the cure or waiver of such Event of Default.
7.11    Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction, except Sale Leaseback Transactions of model homes in an aggregate amount not to exceed $7,500,000 per annum.
7.12    Passive Holdings Covenants. Holdings shall not own or acquire any assets (other than Capital Stock of the Borrower, cash and Cash Equivalents) or engage in any business or activity other than (i) the ownership of all the outstanding Capital Stock of the Borrower and activities incidental thereto, (ii) the maintenance of its limited liability company existence and activities incidental thereto, including general and corporate overhead, (iii) activities required to comply with applicable laws, (iv) the receipt and making of Restricted Payments to the extent permitted by Section 7.6, (v) compliance with its obligations under the Loan Documents, (vi) providing indemnification to officers and directors and as otherwise permitted under Article VII, and (vii) activities incidental to legal, tax and accounting matters in connection with any of the foregoing activities.

(a)    Holdings shall not create, incur, assume or permit to exist any Indebtedness or other liabilities except (i) Indebtedness created under the Loan Documents, (ii) [reserved], (iii) Indebtedness permitted under Section 7.2(k) and Section 7.2(m), and (iv) liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities (including the guarantee of obligations the Borrower and/or any Subsidiary of Holdings in the ordinary course).
(b)    Holdings shall not create, incur, assume or permit to exist any Lien (other than Liens permitted pursuant to Section 7.3(v) and Section 7.3(w) and any other non-consensual Liens arising by operation of law to the extent permitted by Section 7.2) on any of the Capital Stock issued by the Borrower to Holdings.
7.13    Accounting Changes. Make any change in its (a) accounting policies or reporting practices, except as required by GAAP, or (b) Fiscal Year.
7.14    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and other agreements, (d) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein, (e) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 7.3(c) or (f) or any agreement or option to Dispose any asset of any Group Member, the Disposition of which is permitted by any other provision of this Agreement (in each case, provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed), and (f) any restriction pursuant to any document, agreement or instrument governing or relating to any Indebtedness permitted under Sections 7.2(k) or (m).
7.15    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Holdings to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or to pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, (iv) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (v) any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement applies only to such Subsidiary, was not entered into solely in contemplation of such Person becoming a Subsidiary or in each case that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction or condition contained therein or (vi) any restriction pursuant to any document, agreement or instrument governing or relating to any Indebtedness permitted under Sections 7.2(k) or (m).
7.16    Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Holdings and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or incidental thereto.
7.17    Designation of other Indebtedness. Designate any Indebtedness or obligations other than the Obligations as “Designated Senior Indebtedness” or a similar concept thereto, if applicable.
7.18    Derivative Contracts. The Borrower shall not enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by the Borrower in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Borrower.
7.19    Amendments to Organizational Agreements and Other Documents. Amend or permit any amendments to any Loan Party’s organizational documents, or the WF Credit Agreement to the extent such amendment would reasonably be expected to be materially disadvantageous to the Lenders; provided that any amendment to the WF Credit Agreement will require the approval of KLIM (such approval not to be unreasonably withheld, conditions or delayed) unless otherwise amended in accordance with the terms of the Intercreditor Agreement.
7.20    Use of Proceeds. Use the proceeds of any Term Loan or extension of credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board; (b) to finance an Unfriendly Acquisition; (c) to fund any activities of or business of or with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions (or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity in violation of the foregoing); or (d) for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.
7.21    Anti-Terrorism Laws. Conduct, deal in or engage in or permit any Affiliate or agent of any Loan Party within its control to conduct, deal in or engage in any of the following activities: (a) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (a “Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the Patriot Act. The Borrower shall deliver to the Administrative Agent and the Lenders any certificate or other evidence reasonably requested from time to time by the Administrative Agent or any Lender confirming the Borrower’s compliance with this Section 7.21.
SECTION 8
[RESERVED]
SECTION 9
EVENTS OF DEFAULT
9.1    Events of Default. The occurrence of any of the following shall constitute an Event of Default:
(a)    the Borrower shall fail to pay any amount of principal of any Term Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any amount of interest on any Term Loan, or any other amount payable hereunder or under any other Loan Document, within three (3) Business Days after such interest or other amount becomes due in accordance with the terms hereof; or
(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or
(c)    (i) any Loan Party shall default in the observance or performance of any agreement contained in, Section 5.3, Section 6.1, Section 6.2(a) or (b), clause (i) or (ii) of Section 6.5(a), Section 6.6(b), Section 6.8(a), Section 6.15, Section 6.16 or Section 7 of this Agreement or (ii) an “Event of Default” under and as defined in any Security Document shall have occurred and be continuing; or
(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 20 days thereafter (which period shall be increased to 45 days so long as the Loan Parties are diligently pursuing a remedy therefor); or
(e)    any Group Member shall (A) default in making any payment of any Indebtedness or the WF Debt (including any Guarantee Obligation, but excluding the Term Loans) on the scheduled or original due date with respect thereto (taking into account all applicable grace periods and extensions); or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, with the giving of notice if required, any Group Member to purchase, redeem, mandatorily prepay or make an offer to purchase, redeem or mandatorily prepay such Indebtedness prior to its stated maturity; provided that, a default, event or condition described in clauses (A) or (B) of this Section 9.1(e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in any of clauses (A) or (B) of this Section 9.1(e) shall have occurred with respect to Indebtedness, the outstanding principal amount of which, individually or in the aggregate for all such Indebtedness, exceeds $1,000,000; provided, however, that the Event of Default under this Section 9.1(e) caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon the Administrative Agent receiving, within 30 days of such default, a written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) the Administrative Agent or any Lender have not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of the Required Lenders be materially less advantageous to the Borrower or any Guarantor; or
(f)    (i) any Group Member shall commence any case, proceeding or other action (a) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)    (i) there shall occur one or more ERISA Events which individually or in the aggregate have a Material Adverse Effect; or there exists an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) that would reasonably be expected to have a Material Adverse Effect, or (ii) any Loan Party shall become a “benefit plan investor” within the meaning of Section 3(42) of ERISA and/or become an entity whose assets are deemed to include “plan assets” within the meaning of Section 3(42) of ERISA or any applicable similar law; or
(h)    there is entered against (i) any Group Member one or more final judgments or orders for the payment of money involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $1,000,000 or more; or, or (ii) any Group Member one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
(i)    (i)    any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof or as a result of the action or inaction of the Administrative Agent or a Lender), or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
(ii)    there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or
(iii)    any court order enjoins, restrains or prevents a Loan Party or, if reasonably expected to result in a Material Adverse Effect, any other Group Member, from conducting all or any material part of its business; or
(j)    the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or
(k)    any Loan Document not otherwise referenced in Section 9.1(i) or (j), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, as a result of the action or inaction of the Administrative Agent or any Lender or the Discharge of Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or any further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any such Loan Document; or
(l)    any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made;

(m)    any event or circumstance occurs that the Administrative Agent reasonably believes has had or is reasonably expected to have a Material Adverse Effect; or
(n)    the Lenders or any of their designated Affiliates are not issued 280,000 shares of common stock of Holdings within thirty (30) days of the Closing Date.
9.2    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of Section 9.1 with respect to the Borrower, the Term Commitments shall immediately terminate automatically and the Term Loans (with accrued interest thereon), together with an amount equal to the Applicable Premium that would have been due and payable if all outstanding Term Loans were optionally prepaid pursuant to Section 2.5(a) on the date such Event of Default occurs and all other amounts owing under this Agreement and the other Loan Documents, shall automatically immediately become due and payable, and
(b)    if such event is any other Event of Default, any of the following actions may be taken: (i) declare the Term Commitments to be terminated forthwith, whereupon the Term Commitments shall immediately terminate, (ii) declare the Term Loans (with accrued interest thereon), together with an amount equal to the Applicable Premium that would have been due and payable if the Term Loans were optionally prepaid pursuant to Section 2.5(a) on the date such acceleration occurs and all other amounts owing under this Agreement and the other Loan Documents, to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (iii) subject to Section 11.19, exercise on behalf itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law.
It is understood and agreed that, if the Term Loans are accelerated or otherwise become due prior to the Term Loan Maturity Date, including without limitation as a result of any Event of Default set forth in clause (i) or (ii) of paragraph (f) of Section 9.1 (including the acceleration of claims by operation of law), the Applicable Premium that would have been payable if all Term Loans were optionally prepaid pursuant to Section 2.5(a) on such date of acceleration will also automatically be due and payable and shall constitute part of the Obligations with respect to the Term Loans, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any such Applicable Premium payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early prepayment and each of the Loan Parties agrees that it is reasonable under the circumstances currently existing. Each of the Loan Parties expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing amounts in connection with any such acceleration, any rescission of such acceleration or the commencement of any proceeding under Debtor Relief Laws. Each of the Loan Parties expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay such Applicable Premium; and (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Loan Parties expressly acknowledges that its agreement to pay such Applicable Premium to Lenders as herein described is a material inducement to Lenders to enter into this Agreement.
(c)    Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
9.3    Application of Funds. After the exercise of remedies provided for in Section 9.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including any Collateral-Related Expenses, reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.13, 2.14 and 2.15 (including interest thereon)) payable to the Administrative Agent, in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the respective Lenders, and amounts payable under Sections 2.13, 2.14 and 2.15), in each case, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans ratably among them in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth and payable to them;
Fifth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, in each case, ratably among them in proportion to the respective aggregate amounts of all such Obligations described in this clause Fifth and payable to them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Obligations which have been cash collateralized in accordance with the terms hereof and any contingent indemnification Obligations), to the Borrower or as otherwise required by any Requirement of Law.
SECTION 10
THE ADMINISTRATIVE AGENT
10.1    Appointment and Authority.
(a)    Each of the Lenders hereby irrevocably appoints Kennedy Lewis Agency Partners LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers and perform duties as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
(b)    The provisions of this Section 10 are solely for the benefit of the Administrative Agent and the Lenders and no Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or obligations, except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(c)    The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (in their respective capacities as a Lender) hereby irrevocably (i) authorizes the Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement and any subordination agreements, and (ii) appoints and authorizes the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 10 and Section 11 (including Section 10.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit any co-agents, sub-agents and attorneys-in- fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.
10.2    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the facilities provided for herein as well as activities as the Administrative Agent. The

Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.
10.3    Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:
(a)    be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;
(b)    have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its respective Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 11.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment (for the avoidance of doubt, any action taken or not taken by the Administrative Agent at the consent of the Required Lenders shall not constitute gross negligence or willful misconduct).
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in

Section 5.1 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Term Loan Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Term Loans.
10.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice in writing from a Lender, or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
10.6    Non-Reliance on Administrative Agent and Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any Affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own credit analysis and decision to make its Term Loans hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any Lender or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.
10.7    Indemnification. Each of the Lenders agrees to indemnify, pay and hold harmless the Administrative Agent and each of its Related Parties in its capacity as such (to the extent not reimbursed by the Borrower or any other Loan Party and without limiting the obligation of the Borrower or any other Loan Party to do so) according to its Term Percentage in effect on the date on which indemnification is sought under this Section 10.7, (provided that if all Term Commitments have been terminated and all Obligations paid in full, then each Lender’s pro rata share shall be determined as of the date immediately preceding the date that all such Obligations were paid in full), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Term Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by the Borrower or such other Loan Party, including, without limitation, all reasonable and documented out-of-pocket legal fees and expenses of counsel to the Administrative Agent and its Related Parties; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct.

The agreements in this Section shall survive the payment of the Term Loans and all other amounts payable hereunder and the termination of this Agreement and all other Loan Documents.
10.8    Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate of the Borrower as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.9    Successor Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (unless an Event of Default is continuing, in which case there is no consultation right for Borrower), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders in their sole discretion) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date and, in such case, the Required Lenders shall fulfill the role of the Administrative Agent.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders in their sole discretion) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security as gratuitous bailee until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent unless the Required Lenders require otherwise in respect of any such collateral) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.
10.10    Collateral and Guaranty Matters.
(a)    The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
(i)    to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (x) upon the Discharge of Obligations, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder and under any other Loan Document, or (z) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;
(ii)    to subordinate any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.3(g); and
(iii)    to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the guaranty pursuant to this Section 10.10.
(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the

Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
(c)    Notwithstanding anything contained in any Loan Document, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guaranty of the Obligations (including any such guaranty provided by the Guarantors pursuant to the Guarantee and Collateral Agreement), it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof; provided that, for the avoidance of doubt, in no event shall a Secured Party be restricted hereunder from filing a proof of claim on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law or any other judicial proceeding. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of such Secured Party (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition at the direction of the Required Lenders. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided by the Loan Parties under the Guarantee and Collateral Agreement to have agreed to the foregoing provisions.
10.11    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 11.5) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, interim receiver, receiver and manager, administrator, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 11.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
10.12    No Other Duties, etc.. Anything herein to the contrary notwithstanding, none of the “Bookrunners,” “Arrangers,” or other title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
10.13    Erroneous Payments.
(a)    Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives a payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent, (y) that was not preceded or accompanied by notice of payment, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made each such Lender is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar theory or doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)    The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Administrative Agent’s rights and remedies under this Section 10.13), the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.
(d)    In addition to any rights and remedies of the Administrative Agent provided by law, Administrative Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 10.13 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent or any of its Affiliate, branch or agency thereof to or for the credit or the account of such Lender. Administrative Agent agrees promptly to notify the Lender after any such setoff and application made by Administrative Agent; provided, that the failure to give such notice shall not affect the validity of such setoff and application.
(e)    Each party’s obligations under this Section 10.13 shall survive the resignation or replacement of the Administrative Agent, the termination of the Term Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
10.14    Survival. This Section 10 shall survive the Discharge of Obligations.
SECTION 11
MISCELLANEOUS
11.1    Amendments and Waivers.

(a)    Neither this Agreement, any other Loan Document (except the Administrative Agent Fee Letter, each of which shall be amended, waived or otherwise modified pursuant to its terms), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party (with a copy of all amendments provided to the Administrative Agent) party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Term Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, premium or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Term Commitment, in each case, without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.1 or otherwise modify or change this Section 11.1 in any manner without the written consent of each Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of their rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, or, prior to the commencement of proceedings with respect to the Loan Parties under Debtor Relief Laws, subordinate the Liens securing the Obligations with respect to all or substantially all the Collateral or subordinate the Obligations in right of payment to other Indebtedness, in each case without the written consent of all Lenders; (D) amend, modify or waive the pro rata requirements of Section 2.12 without the written consent of each Lender directly affected thereby; (E) amend, modify or waive any provision of Section 2.4 or Section 10 without the written consent of the Administrative Agent, and no amendment shall be effective as to the Administrative Agent until the Administrative Agent has received a copy of such amendment; or (F) amend or modify the application of prepayments set forth in Section 2.6(f) or the application of payments set forth in Section 9.3 in a manner that adversely affects Lenders without the written consent of each Lender adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, and all future holders of the Term Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)    The Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the Loan Documents to cure any obvious omission, mistake or defect and the same shall become effective without further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
11.2    Notices.
(a)    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, upon confirmation of delivery, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:
Borrower:        c/o Great Southern Homes, Inc.
        917 Chapin Road
        Chapin, SC 29036
        Attn: Keith Feldman
        Email: keithfeldman@unitedhomesgroup.com

        with copies to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP
One Financial Center, Suite 3500
Boston, MA 02111
Attention: Jim Bartling, Esq.
Email: jim.bartling@nelsonmullins.com

Administrative Agent:    Kennedy Lewis Agency Partners LLC
225 W. Washington Street, 9th Floor
Chicago, Illinois 60606
Attn: Legal Department, 9th Floor
Email: billryan@alterdomus.com
with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Email: cgoodall@akingump.com
Attention: Catherine Goodall

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Any party hereto may change its address or facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto.
(d)
(i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on the Platform.
(ii)    The Platform is provided “as is” and “as available.” The Agent Indemnitees do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non- infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Indemnitee in connection with the Communications or the Platform. In no event shall the Agent Indemnitees have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications”: collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.
11.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
11.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Term Loans and other extensions of credit hereunder.
11.5    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates and the Lenders (including the reasonable out-of-pocket fees, charges and disbursements of only one counsel for the Administrative Agent and only one counsel for the Lenders, collectively, one additional local counsel in each jurisdiction and reasonably necessary specialist counsel), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable, documented out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of their rights (A) in connection with this Agreement and the other Loan Documents, including their rights under this Section, or (B) in connection with the Term Loans made or participated in hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Agent Indemnitee”), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called a “Lender Indemnitee” and, together with the Agent Indemnitees, the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of (i) any counsel for any Agent Indemnitee), incurred by any Agent Indemnitee or asserted against any Agent Indemnitee by any Person (including the Borrower or any other Loan Party) and (ii) any counsel for any Lender Indemnitee), incurred by any Lender Indemnitee or asserted against any Lender Indemnitee by any Person (including the Borrower or any other Loan Party), in each case, arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (2) any Term Loan or the use or proposed use of the proceeds therefrom, (3) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to the Holdings or any of its Subsidiaries, or (4) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against a Lender Indemnitee (but specifically excluding any Agent Indemnitee) for breach in bad faith of such Lender Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    [Reserved].
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, lost profits or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable promptly after demand therefor.
(f)    Survival. Each party’s obligations under this Section shall survive the Discharge of Obligations and the termination of this Agreement and any provision thereof.
11.6    Successors and Assigns; Participations and Assignments.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby; provided that no Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of Section 11.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Commitment and/or the Term Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Term Commitment and/or the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is recorded in the Register maintained by the Administrative Agent) shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Term Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is made within 120 days of the Closing Date and (z) such assignment is to a Lender, an

Affiliate of a Lender, an Approved Fund or any Person (other than a natural Person) approved by the Administrative Agent so long as such Person is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of business; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request together with organizational documents, other information requested by the Administrative Agent that may be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, and a properly completed and signed IRS Form W-8 or W-9 (or other applicable tax form).
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) any Loan Party or any Loan Parties’ Affiliates or Subsidiaries (provided that, for purposes of this clause (v)(A), Lenders on the Closing Date and Affiliates and Approved Funds thereof shall not be Affiliates) or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the recordation date of each Assignment and Assumption in the Register, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. In the event of any conflict between the records maintained by any Lender and the Register, the Register shall control in the absence of manifest error.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural Person, a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Affiliates or Subsidiaries of the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such

Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities under Sections 2.14(e) and 10.7 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 10.1). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered by such Participant to the Lender granting such participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 as if it were an assignee under Section 11.6(b); and (B) shall not be entitled to receive any greater payment under Sections 2.13 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12(k) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto unless pursuant to a sale or an assignment in accordance with Section 11.6(b).

(f)    Notes. The Borrower, upon receipt by the Borrower of written notice from the relevant Lender, agrees to issue Term Loan Notes to any Lender requiring Term Loan Notes to facilitate transactions of the type described in Section 11.6.
11.7    Adjustments; Set-off.
(a)    Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall, at any time after the Term Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9.2, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    Upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower and each Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower or any other Loan Party, as the case may be, against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each

Lender and its Affiliates under this Section 11.7 are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.
11.8    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver, interim receiver, receiver and manager, custodian or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the Discharge of Obligations.
11.9    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10    Counterparts; Electronic Execution of Assignments.
(a)    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.
(b)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature.
11.11    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.12    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
11.13    Governing Law. THIS AGREEMENT (INCLUDING SECTION 11.14 (SUBMISSION TO JURISDICTION; WAIVERS)) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Section 11.13 shall survive the Discharge of Obligations.
11.14    Submission to Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
(a)    submits to the non-exclusive jurisdiction of the State and Federal courts in the Southern District of the State of New York; provided that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or such Lender. The Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and the Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. The Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to the Borrower at the addresses set forth in Section 11.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of the Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;
(b)    WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL; and
(c)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

This Section 11.14 shall survive the Discharge of Obligations.
11.15    Acknowledgements. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or between the Borrower and the Lenders.
11.16    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and their obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or their respective Subsidiaries or the facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. In addition, the Administrative Agent, the Lenders, and any of their respective Related Parties, may (A) disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Term Commitments; and (B) use any information (not constituting Information subject to the foregoing confidentiality restrictions) related to the syndication and arrangement of the credit facilities contemplated by this Agreement in connection with marketing, press releases, or other transactional announcements or updates provided to investor or trade publications, including the placement of “tombstone” advertisements in publications of its choice at its own expense.
Each of the Administrative Agent and the Lenders acknowledges that (x) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (y) it has developed compliance procedures regarding the use of material non-public information, and (z) it will handle such material non-public information in accordance with applicable Requirements of Law, including applicable federal, state or provincial securities laws, rules and regulations.
Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal, state or provincial securities laws, rules, and regulations.
For purposes of this Section, “Information”: all information received from Holdings or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Nothing in this Section 11.16 shall be construed to prohibit any party hereto from making any submission or filing which it is required to make by applicable law or pursuant to judicial process (it being understood that Kennedy Lewis Capital Company is a business development company under the U.S. Investment Company Act of 1940 and may be required by applicable law to disclose certain terms of (and any documents with respect to) the transactions contemplated by the Loan Documents as part of its normal public and regulatory reporting and such disclosures shall not be deemed to contravene this Section 11.16).
11.17    Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower and each other Loan Party that, pursuant to the requirements of “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with such rules and regulations. The Borrower and each other Loan Party will, and will cause each of its respective Subsidiaries to, provide such information and take such actions as are reasonably requested by the

Administrative Agent or any Lender to assist the Administrative Agent or any such Lender in maintaining compliance with such applicable rules and regulations.
11.18    Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, in the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement and/or the other Loan Documents, the terms and provisions of the Intercreditor Agreement shall prevail, including, without limitation, with respect to (a) payments of principal and interest on the Term Loans and other fees due and payable hereunder, (b) the collateral for the Term Loans, and (c) the exercise of rights and remedies of the liens and security interests granted for the benefit and security of the Administrative Agent herein. In furtherance of the foregoing, any payment to be made by any Loan Party to Administrative Agent and/or any Lender pursuant to Sections 2.3, 2.5, 2.6 and 2.9 of this Agreement shall be subject to the terms and provisions of the Intercreditor Agreement.

IN WITNESS WHEREOF, this Agreement and all documents executed in connection therewith, or relating thereto, have been negotiated, prepared and deemed to be duly executed by the Borrower and Holdings in the United States of America. In addition, this Agreement is being executed as an instrument under the laws of the State of New York and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

GREAT SOUTHERN HOMES, INC.,

By:	/s/ Keith Feldman
Name: Keith Feldman
Title: Chief Financial Officer

UNITED HOMES GROUP, INC.,
as Holdings

By:	/s/ Keith Feldman
Name: Keith Feldman
Title: Chief Financial Officer

ROSEWOOD COMMUNITIES, INC.,

By:	/s/ Keith Feldman
Name: Keith Feldman
Title: President and Chief Financial Officer

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:

KENNEDY LEWIS AGENCY PARTNERS LLC
Kennedy Lewis Management LP, its Manager
By:	/s/ Anthony Pasqua
Name: Anthony Pasqua
Title: Authorized Signatory

LENDERS:
KENNEDY LEWIS CORE LENDING
CALSTRS FUND LP - CO-
INVESTMENT SERIES, as a Lender
By: Kennedy Lewis Management LP, its
Investment Advisor

By: /s/ Anthony Pasqua______________
Name: Anthony Pasqua
Title: Authorized Signatory
KENNEDY LEWIS CORE LENDING
CALSTRS FUND LP - CORE LENDING
SERIES, as a Lender
By: Kennedy Lewis Management LP, its
Investment Advisor

By: /s/ Anthony Pasqua______________
Name: Anthony Pasqua
Title: Authorized Signatory
KLCC SPV GSI LLC, as a Lender
By: Kennedy Lewis Capital Holdings LLC, its Investment Advisor

By: /s/ Anthony Pasqua______________
Name: Anthony Pasqua
Title: Authorized Signatory